UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 13, 2005

Date of Report (Date of earliest event reported)

ALLIANCE ONE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

512 Bridge Street, Danville, Virginia	24541
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (434) 792-7511

DIMON Incorporated

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K filed by Alliance One International, Inc., a Virginia corporation (the “Company”) on May 19, 2005, is being filed to include certain historical financial statements and pro forma financial information related to its merger with Standard Commercial Corporation, a North Carolina Corporation (“Standard”) pursuant to Item 9.01 of Form 8-K.

INTRODUCTION

This Current Report on Form 8-K is being filed to report the closing of the merger (the “Merger”) of Standard Commercial Corporation (“Standard”) with and into DIMON Incorporated (“DIMON”), which was effective as of May 13, 2005 (the “Closing Date”). As of the closing of the Merger, DIMON, as the surviving corporation in the Merger, changed its name to Alliance One International, Inc. (“Alliance One”). A copy of the Agreement and Plan of Reorganization, dated November 7, 2004 (the “Merger Agreement”) , governing the Merger was filed as Exhibit 2.1 to DIMON’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 8, 2004 (the “Merger Announcement Form 8-K”) and is incorporated herein by reference. In connection with the closing of the Merger, Alliance One refinanced a substantial portion of the indebtedness of both DIMON and Standard through (1) a new $650 million senior secured credit facility, (2) an offering of $315 million aggregate principal amount of 11% senior notes due 2012 (the “Senior Notes”) and $100 million aggregate principal amount of 12 ¾% senior subordinated notes due 2012 (the “Senior Subordinated Notes”), and (3) a tender offer for DIMON’s and Standard’s outstanding senior notes (as described in more detail herein, the “Refinancing Transactions”). Alliance One filed a separate Current Report on Form 8-K on May 16, 2005 to report the closing of the tender offer for the existing senior notes.

Item 1.01	Entry Into a Material Definitive Agreement.

New Senior Secured Credit Facility

As of the closing of the Merger, Alliance One entered into that certain Credit Agreement, dated May 13, 2005, (the “Credit Agreement”) among Alliance One International, Inc. and Intabex Netherlands B.V. as Borrowers, DIMON International AG, as a Guarantor, the Lenders from time to time parties thereto, Wachovia Bank, National Association, as Administrative Agent, ING Bank N.V., London Branch, as Syndication Agent and ABN AMRO Bank N.V., Deutsche Bank AG New York Branch, and Societe Generale, as Documentation Agents. A copy of the Credit Agreement is attached hereto as Exhibit 10.1, and the following summary is qualified in its entirety by reference to the Credit Agreement. The Credit Agreement provides for a new senior secured credit facility, which consist of (1) a $300.0 million three-year senior secured revolving credit line, (2) a $150.0 million three-year senior secured term loan A, and (3) a $200.0 million five-year senior secured term loan B. Alliance One and Intabex Netherlands, B.V., or Intabex (one of Alliance One’s primary foreign holding companies), are co-borrowers under the new senior secured revolving credit line, and Alliance One’s borrowings under that line are limited to $150.0 million principal amount outstanding at any one time.

Intabex is the sole borrower under both new senior secured term loans. Borrowings under the new senior secured revolving credit line accrue interest at a rate equal to LIBOR plus a margin, which will initially be 2.75%. Borrowings under the senior secured term loan A, which was partially funded on the Closing Date and will be fully funded within 60 days after closing, accrue interest at a rate equal to LIBOR plus 2.75%. Principal on the term loan A is payable quarterly, with 5% due in the first year, 13.3% due in the second year and the remainder due in the third year of the loan. Borrowings under the senior secured term loan B, which was fully funded on the Closing Date, accrue interest at a rate equal to LIBOR plus 3.25%, and are payable quarterly, with 1% due in each of the first four years and the balance due in the fifth year.

Borrowings of Alliance One under the new senior secured credit facility are secured by a first priority pledge of:

•	100% of the capital stock of any material domestic subsidiaries;

•	65% of the capital stock of any material first tier foreign subsidiaries of Alliance One or of its domestic subsidiaries;

•	intercompany notes evidencing loans or advances made by Alliance One on or following the closing date to subsidiaries that are not guarantors; and

•	U.S. accounts receivable and U.S. inventory owned by Alliance One and its material domestic subsidiaries (other than inventory the title of which has passed to a customer and inventory financed through customer advances).

In addition, Intabex’s borrowings under the new senior secured credit facility are secured by a pledge of 100% of the capital stock of Intabex, Dimon International A.G., a foreign trading subsidiary, and certain of the material foreign subsidiaries of Intabex and Alliance One.

Alliance One’s borrowings under the new senior secured credit facility are guaranteed by all present or future material direct or indirect domestic subsidiaries. In addition, Intabex’s borrowings under the new senior secured credit facility are guaranteed by Alliance One, all of its present or future material direct or indirect domestic subsidiaries and DIAG.

The new senior secured credit facility includes certain financial covenants and requires that we maintain certain financial ratios, including:

•	a minimum consolidated interest coverage ratio;

•	a maximum consolidated leverage ratio;

•	a maximum consolidated total senior debt to borrowing base ratio; and

•	a maximum amount of annual capital expenditures.

New Indentures

In connection with the offering and sale of the Senior Notes and Senior Subordinated Notes, we entered into an indenture governing the Senior Notes and a separate indenture governing the Senior Subordinated Notes. Copies of the Senior Notes indenture and Senior Subordinated Notes indenture are attached hereto as Exhibits 4.1 and 4.2 respectively, and the following summaries of such indentures are qualified in their entirety by reference to such exhibits.

The summary below describes the principal terms of the Senior Notes and the Senior Notes indenture.

Senior Notes . . . . . . . . . . . . . . . . . . . . . .	$315.0 million in principal amount of 11% senior notes due 2012.

Maturity Date . . . . . . . . . . . . . . . . . . . . .	May 15, 2012.

Interest Rate . . . . . . . . . . . . . . . . . . . . . .	11% per year.

Interest Payment Dates . . . . . . . . . . . . . .	Each May 15 and November 15, beginning November 15, 2005.

Interest will accrue from the issue date of the Senior Notes.

Guarantees . . . . . . . . . . . . . . . . . . . . . . . .

The Senior Notes will be unconditionally guaranteed by all of our existing and future material domestic subsidiaries on an unsecured basis. We currently have no material domestic subsidiaries and will have no material domestic subsidiaries following the merger.

Ranking . . . . . . . . . . . . . . . . . . . . . . . . . .	The Senior Notes and the related guarantees will be the unsecured senior obligations of Alliance One and any guarantors. Accordingly, they will rank:

•	effectively behind any of our and, with respect to any guarantors, such respective guarantors’ existing and future secured debt, including the indebtedness under our new senior secured credit facility, to the extent of the value of the assets securing such debt;

•	structurally behind the liabilities, including trade payables, of any of our existing and future subsidiaries that do not guarantee the notes;

•	equally with our and, with respect to any guarantors, such respective guarantors’ existing and future unsecured unsubordinated debt; and

•	ahead of all of our and, with respect to any guarantors, such respective guarantors’ existing and future debt that expressly provides that it is subordinated to the notes or the respective guarantees.

In the future, we may issue debt that ranks senior, equal or subordinate to the notes.

Optional Redemption . . . . . . . . . . . . . . .	We may redeem the Senior Notes, in whole or in part, at any time on or after May 15, 2009, at specified redemption prices plus accrued and unpaid interest, if any, to the redemption date.

Before May 15, 2008, we may redeem up to 35% of the Senior Notes with the net cash proceeds from specified equity offerings at a redemption price equal to 111.0% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date. However, we may only make such redemptions if at least 65% of the aggregate principal amount of Senior Notes issued under the indenture governing the Senior Notes remains outstanding immediately after such redemption.

We may also redeem any of the Senior Notes at any time prior to May 15, 2009, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed, plus an applicable premium and accrued and unpaid interest, if any, to the date of redemption.

Change of Control . . . . . . . . . . . . . . . . . . .

Upon a change in control, subject to the provisions of our senior debt instruments, we will be required to make offers to repurchase outstanding Senior Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase.

Basic Indenture Covenants . . . . . . . . . . . .	The Senior Notes indenture contains certain covenants that, among other things, limit our ability to:

•	incur additional indebtedness;

•	issue preferred stock;

•	merge, consolidate or dispose of substantially all of our assets;

•	grant liens on our assets;

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	repurchase or redeem capital stock or prepay subordinated debt;

•	make certain investments;

•	agree to restrictions on the payment of dividends to us by our subsidiaries;

•	sell or otherwise dispose of assets, including equity interests of our subsidiaries;

•	enter into transactions with our affiliates; and

•	enter into certain sale and leaseback transactions.

These covenants are subject to a number of important exceptions set forth in the Senior Notes Indenture.

The summary below describes the principal terms of the Senior Subordinated Notes and the Senior Subordinated Notes indenture.

Senior Subordinated Notes . . . . . . . . . . .	$100.0 million in principal amount of 12 3/4% senior subordinated notes due 2012.

Maturity Date . . . . . . . . . . . . . . . . . . . . .	November 15, 2012.

Interest Rate . . . . . . . . . . . . . . . . . . . . . .	12 3/4% per year.

Interest Payment Dates . . . . . . . . . . . . . .	Each May 15 and November 15, beginning November 15, 2005.

Interest will accrue from the issue date of the Senior Subordinated Notes.

Guarantees . . . . . . . . . . . . . . . . . . . . . . .

The Senior Subordinated Notes will be unconditionally guaranteed by all of our existing and future material domestic subsidiaries on an unsecured basis. We currently have no material domestic subsidiaries and will have no material domestic subsidiaries following the merger.

Ranking . . . . . . . . . . . . . . . . . . . . . . . . .	The Senior Subordinated Notes and any related guarantees will be the unsecured senior subordinated obligations of Alliance One and any guarantors. Accordingly, they will rank:

•	behind any of our and, with respect to any guarantors, such respective guarantors’ current and future senior debt, including borrowings under our new senior secured credit facility and our senior notes;

•	equally with any of our and, with respect to any guarantors, such respective guarantors’ existing and future senior subordinated debt;

•	structurally behind the liabilities, including trade payables, of any of our existing and future subsidiaries that do not guarantee the senior subordinated notes; and

•	senior to any of our and, with respect to any guarantors, such respective guarantors’ future debt that expressly provides that it is subordinated to the senior subordinated notes.

In the future, we may issue debt that ranks senior, equal or subordinate to the Senior Subordinated Notes.

Optional Redemption . . . . . . . . . . . . . .

We may redeem the Senior Subordinated Notes, in whole or in part, at any time on or after May 15, 2009, at specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date.

Before May 15, 2008, we may redeem up to 35% of the Senior Subordinated Notes with the net cash proceeds from specified equity offerings at a redemption price equal to 112.75% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date. However, we may only make such redemptions if at least 65% of the aggregate principal amount of Senior Subordinated Notes issued under the indenture governing the Senior Subordinated Notes remains outstanding immediately after such redemption.

We may also redeem any of the Senior Subordinated Notes at any time prior to May 15, 2009, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes to be redeemed, plus a premium specified in the indenture.

Change of Control . . . . . . . . . . . . . . . . . . . .

Upon a change in control, subject to the provisions of our senior debt instruments, we will be required to make offers to repurchase outstanding Senior Subordinated Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase.

Basic Indenture Covenants . . . . . . . . . . . . .	The Senior Subordinated Notes indenture contains certain covenants that, among other things, limit our ability to:

•	incur additional indebtedness;

•	issue preferred stock;

•	merge, consolidate or dispose of substantially all of our assets;

•	grant liens on our assets;

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	repurchase or redeem capital stock or prepay subordinated debt;

•	make certain investments;

•	agree to restrictions on the payment of dividends to us by our subsidiaries;

•	sell or otherwise dispose of assets, including equity interests of our subsidiaries; and

•	enter into transactions with our affiliates.

These covenants are subject to a number of important exceptions set fourth in the indenture.

Registration Rights Agreement

In connection with the offering and sale of the Senior Notes and Senior Subordinated Notes, we entered into registration rights agreement with the initial purchasers of the notes. A copy of the registration rights agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference. Under the registration rights agreement, we must use our best efforts to register with the SEC notes, which we refer to as the exchange notes, having substantially identical terms as the notes, as part of an offer to exchange the notes for the exchange notes. Under the registration rights agreement; We must:

•	file a registration statement for the exchange notes within 130 days after the issue date of the notes;

•	cause the registration statement to become effective within 220 days after the issue date of the notes; and

•	consummate the exchange offer within 250 days after the issue date of the notes.

We will pay additional interest on the notes if:

•	we do not file the required registration statement on time;

•	the SEC does not declare the required registration statement effective on time; or

•	we do not complete the offer to exchange the notes for the exchange notes within 250 days from the issue date of the notes.

If one of these events occurs, the interest rate on the notes will increase by 0.25% per year from the date of such event for the first 90 day period, and increasing by an additional 0.25% for any subsequent 90 day period.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The closing of the Merger of Standard with and into DIMON was effective as of May 13, 2005 (the “Closing Date”). As of the closing of the Merger, DIMON, as the surviving corporation in the Merger, changed its name to Alliance One International, Inc. (“Alliance One”).

Pursuant to the Merger, each share of common stock of Standard (the “Standard Common Stock”) was converted into three shares of common stock of DIMON (the “DIMON Common Stock”). The issuance of the DIMON Common Stock pursuant to the Merger was registered under the Securities Act of 1933, as amended, pursuant to DIMON’s registration statement on Form S-4 (File No. 333-122166) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) and declared effective on March 3, 2005.

The joint proxy statement-prospectus of DIMON and Standard, dated March 3, 2005, that forms a part of the Registration Statement (the “Joint Proxy Statement/Prospectus”) contains additional information about the Merger, including information concerning the interests of directors, executive officers and affiliates of DIMON and Standard in the Merger. The final version of the Joint Proxy Statement/Prospectus was filed with the SEC on March 4, 2005.

Shares of the common stock of Alliance One will trade on the New York Stock Exchange under the symbol “AOI”. The description of the Alliance One common stock contained under the caption “Description of Alliance One Capital Stock” in the Joint Proxy Statement/Prospectus is incorporated herein by reference.

Standard is delisting the Standard Common Stock from the New York Stock Exchange and has filed a Form 15 with the SEC to terminate the registration under the Exchange Act of the Standard Common Stock.

On May 13, 2005, Alliance One issued a press release announcing the completion of the Merger. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.03	Material Modifications to Rights of Security Holders.

In connection with the Merger, Alliance one amended and restated its articles of incorporation and bylaws, See the description of such changes under Item 5.05 below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Directors

Pursuant to the Merger Agreement, as of the Closing Date, Hans. B. Amell, R. Stuart Dickson, Henry F. Frigon, James E. Johnson, Jr., Thomas F. Keller and William R. Slee resigned as members of the Board of Directors of DIMON. Management of Alliance One wishes to express its sincere appreciation to the resigning directors for their faithful service to DIMON.

In connection with the Merger and effective as of the Closing Date, the following individuals were elected to the Board of Directors of Alliance One to serve for the term and on the committees of the Board of Directors as indicated:

Director	Term Expiring	Committee
Robert E. Harrison	2007	Executive

Nigel G. Howard	2005	Executive Compensation

Mark W. Kehaya	2006	—

Gilbert L. Klemann	2006	Audit; Executive Compensation

B. Clyde Preslar	2007	Audit, Chair; Governance & Nominating

William S. Sheridan	2005	Executive; Governance & Nominating

Martin R. Wade, III	2006	Audit

Certain biographical information regarding the newly elected directors is included in the Joint Proxy Statement/Prospectus under the heading “DIMON Proposal Six: Election of Directors.”

Principal Officers

In connection with the Merger and effective as of the Closing Date, the following former executives of DIMON and Standard shall serve in the following capacities for Alliance One:

Name and Age	Position	Current Position and Business Experience
Brian J. Harker (54)	Chairman and Chief Executive Officer	Mr. Harker has been the Chairman and Chief Executive Officer of DIMON since March 2003. Mr. Harker served as President and Chief Executive Officer of DIMON from May 1999 to February 2003 and was the President and Chief Operating Officer of DIMON from March 1999 to May 1999.

Robert (“Pete”) E. Harrison (51)	President and Chief Operating Officer	Mr. Harrision has been Standard’s President and Chief Executive Officer since August 1996 and its Chairman since August 2003. He joined Standard in July 1995 as Senior Vice President and Chief Financial Officer and served in the latter position until April 1998.

James A. Cooley (54)	Executive Vice President— Chief Financial Officer	Mr. Cooley currently served as Senior Vice President—Chief Financial Officer of DIMON since March 1999 to the Closing Date. Mr. Cooley has held various finance-related titles with DIMON and its predecessors since 1982. He was named Vice President and Treasurer of DIMON in 1995 and was elected Senior Vice President and Treasurer in 1997, a position he held until becoming CFO in 1999.

Steven B. Daniels (47)	Executive Vice President—Operations	Mr. Daniels served as President and Chief Operating Officer of DIMON from March 2003 to the Closing Date. Mr. Daniels has held various positions in the leaf buying and processing operations of DIMON or its predecessors for his

Name and Age	Position	Current Position and Business Experience
entire career. In 1995, Mr. Daniels was appointed Senior Vice President—Regional Director for Central and South America and, in 1999, also assumed responsibility for the African region. From October 2001 to February 2003, Mr. Daniels served as Senior Vice President—Operations Director of DIMON.

H. Peyton Green, III (55)	Executive Vice President— Sales	Mr. Green has served as Executive Vice President—Sales of DIMON since November 2003. Mr. Green has worked for DIMON or its predecessors since 1971 and has held the positions of Senior Vice President—Sales Director from October 2001 to November 2003, Senior Vice President—Sales and Marketing from 1998 to 2001, CEO of Intabex Holdings Worldwide, a subsidiary of DIMON, and Regional Executive —Africa and Asia.

Henry C. Babb (60)	Senior Vice President, Chief Legal Officer and Secretary	Mr. Babb currently served as Senior Vice President—Public Affairs, General Counsel and Secretary of Standard from April 2004 to the Closing Date. Mr. Babb joined Standard in December 1997 as Vice President—Public Affairs and General Counsel, was appointed Secretary in June 1998, and was appointed Senior Vice President for Legal in April 2004. Prior to joining Standard, Mr. Babb practiced law for 28 years, including 27 years as a partner with a law firm in Wilson, North Carolina.

Michael K. McDaniel (54)	Senior Vice President—Human Resources	Mr. McDaniel served as Senior Vice President—Human Resources of Standard from April 2004 to the Closing Date. Mr. McDaniel joined Standard as Director—Human Resources in November 1996, was elected Vice President—Human Resources in June 1997, and was appointed Senior Vice President for Human Resources in April 2004. From 1995 to November 1996 he was a partner in a human resources consulting firm, and from 1978 to 1995 he was Director of Human Resources and Organizational Development for the City of Wilson, North Carolina.

In addition, Mr. Thomas G. Reynolds, Vice President-Controller (Principal Accounting Officer) of DIMON will hold the same office for Alliance One.

Brian J. Harker entered into an Employment Agreement, dated November 7, 2004, with DIMON providing that Mr. Harker would serve as Chairman and Chief Executive of Alliance One beginning as of the Closing Date.

The terms of Mr. Harker’s employment agreement are described in the Joint Proxy Statement/Prospectus under the heading “Interests of Certain Persons in the Merger—Employment Agreement between DIMON and Brian J. Harker,” which description is incorporated herein by reference. A copy of Mr. Harker’s employment agreement was attached as Exhibit 10.1 to the Merger Announcement Form 8-K and is incorporated herein by reference.

Robert E. Harrison has entered into an Employment Agreement, dated November 7, 2004, with DIMON providing that Mr. Harrison will serve as President and Chief Operating Officer of Alliance One beginning as of the Closing Date. The terms of Mr. Harrison’s employment agreement are described in the Joint Proxy Statement/Prospectus under the heading “Interest of Certain Persons in the Merger—Employment Agreement between DIMON and Robert E. Harrison,” which description is incorporated herein by reference. A copy of Mr. Harrison’s employment agreement was attached as Exhibit 10.2 to the Merger Announcement Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Merger and effective as of the Closing Date, DIMON amended and restated its articles of incorporation and bylaws. Shareholders of DIMON approved the Amended and Restated Articles of Incorporation at a Special Meeting of the DIMON shareholders on April 1, 2005. The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws are described in the Joint Proxy Statement/Prospectus, and such description is incorporated by reference herein. The Amended and Restated Articles of Incorporation are attached hereto as Exhibit 3.1. The Amended and Restatement Bylaws are attached hereto as Exhibit 3.2. Copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Alliance One are attached hereto as Exhibits 3.1 and 3.2 respectively, and the summaries of such documents incorporated herein by reference are qualified in their entirety by reference to such exhibits.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of and Shareholders of

Standard Commercial Corporation:

We have audited the accompanying consolidated balance sheets of Standard Commercial Corporation and subsidiaries (the “Company”) as of March 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2004. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2004 and 2003, and the results of its operations and cash flows for each of the three years in the period ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, on April 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. As discussed in Note 1 to the consolidated financial statements, on March 31, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As discussed in Note 1 to the consolidated financial statements, on April 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As discussed in Note 1 to the consolidated financial statements, the Company applied the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections and reclassified the extraordinary loss on early retirement of debt in 2001 to continuing operations.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina

June 14, 2004 (December 3, 2004 as to the impact of restating the Italian operation as discontinued operation to conform to SFAS No. 144 discussed in Note 2)

FINANCIAL STATEMENTS OF STANDARD COMMERCIAL CORPORATION

FOR THE YEAR ENDED MARCH 31, 2004

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2004 AND 2003 (IN THOUSANDS, EXCEPT SHARE DATA)

	2004	2003
ASSETS
Cash	$27,673	$26,569
Receivables (Note 3)	182,317	158,971
Inventories (Notes 1 and 4)	241,330	187,589
Assets of discontinued operations (Note 2)	178,504	196,557
Prepaid expenses	4,901	2,255
Marketable securities (Note 1)	1,334	1,234

Current assets	636,059	573,175

Property, plant and equipment (Notes 1 and 5)	151,510	133,547
Investment in affiliates (Notes 1 and 6)	9,480	7,421
Goodwill (Note 1)	9,003	9,003
Other assets (Note 7)	33,962	25,154

TOTAL ASSETS	$840,014	$748,300

LIABILITIES
Short-term borrowings (Notes 2 and 8)	$253,847	$182,103
Current portion of long-term debt (Note 10 and 16)	8,476	5,107
Accounts payable and accrued liabilities (Note 9)	131,985	124,353
Liabilities of discontinued operations (Note 2)	45,292	40,626
Taxes accrued (Note 15)	11,698	9,799

Current liabilities	451,298	361,988

Long-term debt (Notes 10 and 16)	91,814	78,672
Convertible subordinated debentures (Notes 10 and 16)	45,051	45,051
Retirement and other benefits (Note 11)	20,353	13,871
Deferred income taxes (Notes 1 and 15)	434	4,753

Total liabilities	608,950	504,335

MINORITY INTERESTS (Note 1)	2,000	1,840

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.65 par value
Authorized shares—1,000,000; none issued
Common stock, $0.20 par value
Authorized shares—100,000,000; issued— 16,298,557 and 16,110,750 at March 31, 2004 and 2003, respectively (Note 13)	3,260	3,222
Additional paid-in capital	111,796	108,453
Unearned restricted stock plan compensation	(3,176)	(2,991)
Treasury stock at cost, 2,617,707 shares at March 31, 2004 and 2003	(4,250)	(4,250)
Accumulated other comprehensive loss	(27,994)	(29,804)
Retained earnings	149,428	167,495

Total shareholders’ equity	229,064	242,125

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$840,014	$748,300

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2004	2003	2002
SALES	$738,640	$779,358	$755,704
COST OF SALES:
Materials, services and supplies (Note 4)	608,670	622,649	611,683
Interest	13,754	11,309	13,389

Gross profit	116,216	145,400	130,632

Selling, general and administrative expenses	71,424	72,986	61,443
Other interest expense	2,606	4,153	8,378
Other income/(expense)—net (Note 14)	2,840	3,687	1,247

Income before income taxes	45,026	71,948	62,058
Income taxes (Notes 1 and 15)	11,203	23,830	22,594

Income after income taxes	33,823	48,118	39,464
Minority interests (Note 1)	(77)	49	—
Equity in earnings/(loss) of affiliates (Note 6)	1,343	846	(287)

Income from continuing operations	35,089	49,013	39,177
Income/(loss) from discontinued operations, net of income tax of $4,896, $744 and $1,403 at March 31, 2004, 2003 and 2002 (Note 2)	(48,727)	(11,132)	(19,380)

Net income	$(13,638)	$37,881	$19,797

EARNINGS PER COMMON SHARE (Note 1):
Basic:
From continuing operations	$2.58	$3.64	$2.94
From discontinued operations	(3.58)	(0.83)	(1.45)
Net	$(1.00)	$2.81	$1.49
Average shares outstanding	13,611	13,459	13,324
Diluted:
From continuing operations	$2.45	$3.39	$2.75
From discontinued operations	(3.21)	(0.73)	(1.28)
Net	$(0.76)	$2.66	$1.47
Average shares outstanding	15,176	15,081	15,138

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED MARCH 31, 2004, 2003, and 2002

(IN THOUSANDS, EXCEPT SHARE DATA)

	Number of Shares of Common Stock		Common Stock Par Value	Additional Paid-In Capital	Unearned Restricted Stock Plan Compensation	Treasury Stock At Cost	Accumulated Other Comprehensive Income	Retained Earnings	Total Shareholders Equity
	Issued	Treasury
March 31, 2001	15,875,611	2,617,707	$3,175	$104,198	$(1,799)	$(4,250)	$(48,379)	$115,680	$168,625

Net income								19,797	19,797
Other comprehensive income;
Change in fair value of cash flow hedges							1,888		1,888
Cumulative effect of change in accounting for derivative financial instruments							(2,067)		(2,067)
Translation adjustment							(1,087)		(1,087)
Reclassification for translation adjustment recognised in net income							4,462	—	4,462

Total Comprehensive income							3,196	19,797	22,993
Cash dividends, $0.20 per share								(2,665)	(2,665)
Dividends reinvested	5,122		1	89					90
RSP shares awarded	66,447		13	1,091	(1,104)				—
RSP compensation earned					903				903
RSP shares forfeited									—
Exercise of employee stock options	25,295		5	487					492
401(k) contribution	13,373	—	3	212	—	—	—	—	215

March 31, 2002	15,985,848	2,617,707	$3,197	$106,077	$(2,000)	$(4,250)	$(45,183)	$132,812	$190,653

Net income								37,881	37,881
Other comprehensive income;
Pension liability adjustment							121		121
Change in fair value of cash flow hedges							816		816
Translation adjustment							14,374		14,374
Reclassification for translation adjustment recognised in net income							68	—	68

Total Comprehensive income							15,379	37,881	53,260
Cash dividends, $0.2375 per share								(3,198)	(3,198)
Dividends reinvested	5,900		1	106					107
RSP shares awarded	116,908		23	2,207	(2,230)				—
RSP compensation earned					871				871
RSP shares forfeited	(21,520)		(4)	(364)	368				—
Exercise of employee stock options	10,525		2	189					191
401(k) contribution	13,089	—	3	238	—	—	—	—	241

March 31, 2003	16,110,750	2,617,707	$3,222	$108,453	$(2,991)	$(4,250)	$(29,804)	$167,495	$242,125

Net income								(13,638)	(13,638)
Other comprehensive income;
Pension liability adjustment							(4,966)		(4,966)
Change in fair value of cash flow hedges							(627)		(627)
Translation adjustment							4,520		4,520
Reclassification for translation adjustment recognised in net income							2,883	—	2,883

Total Comprehensive income/(loss)							1,810	(13,638)	(11,828)
Cash dividends, $0.325 per share								(4,429)	(4,429)
Dividends reinvested	8,719		2	164					166
RSP shares awarded	129,838		26	2,230	(2,256)				—
RSP compensation earned					1,772				1,772
RSP shares forfeited	(17,133)		(3)	(296)	299				—
Exercise of employee stock options	52,387		10	993					1,003
401(k) contribution	13,996	—	3	252	—	—	—	—	255

March 31, 2004	16,298,557	2,617,707	$3,260	$111,796	$(3,176)	$(4,250)	$(27,994)	$149,428	$229,064

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2004, 2003 AND 2002 (IN THOUSANDS)

	2004	2003	2002
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$(13,638)	$37,881	$19,797
Loss/(gain) from discontinued operations	48,727	11,132	19,380
Depreciation and amortization	16,800	15,989	16,399
Minority interest	77	(49)	—
Deferred income taxes	4,200	212	(3,525)
Undistributed (earnings)/losses of affiliates net of dividends received	(1,343)	(846)	287
(Gain)/loss on buyback of debt	—	(16)	1,638
(Gain)/loss on disposition of fixed assets	(233)	(617)	88
Other	1,897	(3,277)	365

	56,487	60,409	54,429

Net changes in working capital other than cash:
Receivables	(32,905)	(22,455)	26,426
Inventories	(51,312)	(15,691)	(4,421)
Current payables	3,047	22,058	(8,658)

Cash provided by (used for) continuing operations	(24,683)	44,321	67,776
Cash provided by (used for) discontinued operations	(23,761)	(21,574)	2,978

Cash provided by (used for) operating activities	(48,444)	22,747	70,754

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Additions	(32,742)	(33,687)	(12,136)
Dispositions	670	1,806	305
Business (acquisitions)/dispositions	—	—	164

Cash used for continuing operations	(32,072)	(31,881)	(11,667)
Cash provided by (used for) discontinuing operations	(2,245)	(2,941)	(2,004)

Cash used for investing activities	(34,317)	(34,822)	(13,671)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	23,288	8,912	9,615
Repayment of long-term borrowings	(7,834)	(17,786)	(22,815)
Net change in short-term borrowings	71,744	49,724	(19,223)
Buyback of debt	—	(23,745)	(33,744)
Dividends paid	(4,429)	(3,198)	(2,665)
Other	560	539	481

Cash provided by/(used in) for financing activities	83,329	14,446	(68,351)

Effect of exchange rate changes on cash	536	805	(239)

INCREASE (DECREASE) IN CASH FOR PERIOD	1,104	3,176	(11,507)

CASH, beginning of period	26,569	23,393	34,900

CASH, end of period	$27,673	$26,569	$23,393

CASH PAYMENTS FOR:
Interest	$21,432	$16,821	$20,606
Income taxes	$9,703	$22,160	$21,247

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company is principally engaged in purchasing, processing, storing, selling and shipping leaf tobacco The Company purchases tobacco primarily in the United States, Africa, Australia, South America and Asia for sale to customers in the United States, Europe and Asia.

SIGNIFICANT ACCOUNTING POLICIES

Consolidation: The accounts of all subsidiary companies are included in the consolidated financial statements and all intercompany transactions have been eliminated. Investments in affiliated companies are accounted for by the equity method of accounting.

Foreign Currency: Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. The effects of these translation adjustments are reported as other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and translation adjustments in countries with highly inflationary economies are included in net income. The net amount exchange gains and losses included in the selling, general and administrative expenses in the accompanying consolidated statements of income (in thousands) was a gain of $455 in 2004 and losses of $189 and $629 in 2003 and 2002, respectively.

Marketable Securities: Marketable securities are classified as available for sale and consist of liquid equity securities. The specific identification method is used to determine gains and losses when securities are sold.

Goodwill and Other Intangibles: Effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires the use of the purchase accounting method for business combinations and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 uses a non-amortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives and also requires at least an annual assessment for impairment by applying a fair-value-based test. Intangible assets with finite useful lives will continue to be amortized over their useful lives.

Under SFAS No. 142, goodwill must be tested for impairment as of the beginning of the year in which the statement is adopted in its entirety. The Company completed the process of performing the transitional goodwill impairment test as of April 1, 2002 in the second quarter of 2003, and as a result of the test performed, management believes that goodwill was not impaired as of April 1, 2002.

SFAS No. 142 also requires that goodwill be tested for impairment annually at the same time each year and on an interim basis when events or circumstances change. The Company elected to perform its annual goodwill impairment test as of September 30, 2003 and 2004. Any subsequent impairment losses, if any, will be reflected in operating income in the statement of operations. Based on the annual impairment tests completed in September 30, 2002 and 2003, management believes that goodwill was not impaired as of March 31, 2002 and 2003, respectively.

The carrying value of other intangible assets as of March 31, 2004 in the amount of $1.4 million, net, represents deferred long-term debt financing fees. These intangible assets were determined by management to meet the criterion for recognition apart from goodwill and to have finite lives. The Company did not have any indefinite-lived intangible assets, other than goodwill, as of the April 1, 2002 transition date or the March 31, 2004 balance sheet date. Based on management’s analysis of all pertinent factors, no adjustments were necessary to the remaining useful lives of these assets, which will continue to be amortized on a straight-line basis through 2007. Amortization expense associated with these intangible assets was $1.5 million, $2.0 million and $1.1 million for the three years ended March 31, 2004. Annual amortization expense for these intangible assets is expected to be $1.4 million in 2005.

The adoption of SFAS No. 142 resulted in the elimination of pretax goodwill amortization expense in the amount of $1.5 million for the year ended March 31, 2004 and 2003. The following table provides a reconciliation of net income and earnings per share, reflecting the impact of the adoption of SFAS No. 142 on a pro forma basis for the year ended March 31, 2004, 2003 and 2002.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

	Twelve months ended March 31
(In thousands)	2004	2003	2002
Reported net income	$(13,638)	$37,881	$19,797
Add: Goodwill amortization	—	—	1,534

Adjusted net income	$(13,638)	$37,881	$21,331

Reported basic earnings per share	$(1.00)	$2.81	$1.49
Add: Goodwill amortization	—	—	0.12

Adjusted basic earnings per share	$(1.00)	$2.81	$1.61

	Twelve months ended March 31
	2004	2003	2002
Reported diluted earnings per share	$(0.76)	$2.66	$1.47
Add: Goodwill amortization	—	—	0.10

Adjusted diluted earnings per share	$(0.76)	$2.66	$1.57

The carrying amount of goodwill and other intangible assets for the fiscal year ended March 31, 2004 and 2003, were as follows:

GOODWILL
(In thousands)
At March 31, 2004 and 2003	$9,003

INTANGIBLES
(In thousands)
At April 1, 2003	$2,330
Additions	519
Less amortization	(1,481)

Balance as of March 31, 2004	$1,368

Property, Plant and Equipment: Property, plant and equipment is accounted for on the basis of cost. Maintenance and repairs are expensed as incurred. Provision for depreciation is charged to operations over the estimated useful lives. Buildings, machinery and equipment, and furniture and fixtures are depreciated over range of 25 to 50 years, 5 to 10 years and 5 to 10 years, respectively. Depreciation expense for 2004, 2003 and 2002 was $15.3 million, $14.6 million and $13.8 million, respectively.

The Company early adopted SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, in fiscal 2002 which superceded SFAS No. 121, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, but retained many of its fundamental provisions. In addition, the statement broadened the presentation of discontinued operations to include more disposal transactions. The Company early adopted SFAS No. 144 during fiscal 2002, and accordingly recognized as discontinued operations the results from the wool operating units that are being disposed of.

Long-lived assets are reviewed for impairment whenever events or changes in the circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the projected future undiscounted future cash flows attributable to each market would be compared to the carrying value of the long-lived assets of that market if a write-down to fair value is required. The Company also evaluates the remaining useful lives to determine whether events and circumstances warrant revised estimates of such lives.

Inventories: Inventories, which are primarily packed leaf tobacco, are stated at the lower of specific cost or estimated net realizable value. Cost of tobacco includes a proportion of interest and factory overheads, which can be related directly to specific items of inventory. Items are removed from inventory on an actual cost basis.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

Comprehensive Income: Comprehensive income presented in the consolidated statements of shareholders’ equity consists of the following (in thousands):

	2004	2003	2002
Derivatives	$(10)	$(637)	$179
Pension liability	4,844	(121)	—
Translation	23,160	30,562	45,004

	$27,994	$29,804	$45,183

Revenue Recognition: Substantially all revenue is recognized when the title and risk of ownership is passed to the customer, the persuasive evidence of an arrangement exists, the price to the customer is fixed, collectibility is reasonably assured, and delivery has occurred. The Company also processes tobacco owned by its customers, and revenue is recognized when the processing is completed.

Income Taxes: The Company provides deferred income taxes on differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards.

Minority Interests: Minority interests represent the interest of third parties in the net assets of certain subsidiary companies.

Investment in Unconsolidated Affiliates: The Company’s equity method investments are non-marketable equity securities. The Company reviews such investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recovered. For example, the Company would test such an investment for impairment if the investee were to lose a significant customer, suffer a large reduction in sales margins, experience a change in the business environment, or undergo any other significant change in the Company’s normal business. In assessing the recoverability of equity method investments, the Company uses discounted cash flow models. If the fair value of the equity investee is determined to be lower than carrying value, an impairment is recognized. The preparation of discounted future operating cash flow analysis requires significant management judgment with respect to operating earnings, growth rates and the selection of an appropriate discount rate. The use of different assumptions could increase or decrease estimated future operating cash flows and therefore could increase or decrease an impairment charge.

Computation of Earnings Per Common Share: Earnings per share has been presented in conformity with SFAS No. 128, Earnings Per Share. The diluted earnings per share include the effect of the convertible subordinated debentures, which if converted would have increased the weighted number of shares and net income applicable to common stock. The weighted number of shares were further increased by the employees stock options. Employee stock options with exercise prices greater than the average market price of common shares were not included in the computation of diluted earnings per share.

Stock Options: The Company’s stock option plans are described more fully in Note 11. The Company accounts for stock options under the intrinsic value method recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

	2004	2003	2002
Net income (in thousands):
As reported	$(13,638)	$37,881	$19,797
Total stock option expense under SFAS No. 123	$184	$173	$68
Pro forma	$(13,822)	$37,708	$19,729
Diluted	$(11,482)	$40,061	$22,245
Pro forma	$(11,666)	$39,888	$22,177
Basic earnings per share:
As reported	$(1.00)	$2.81	$1.49
Pro forma	$(1.02)	$2.80	$1.48
Diluted earnings per share:
As reported	$(0.76)	$2.66	$1.47
Pro forma	$(0.77)	$2.64	$1.47

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

Derivative Financial Instruments: On April 1, 2001 the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended. SFAS No. 133 establishes new accounting and disclosure requirements for most derivative instruments and hedge transactions involving derivatives. SFAS No. 133 also requires formal documentation procedures for hedging relationships and effectiveness testing when hedge accounting is to be applied.

In accordance with the transition provisions of SFAS No. 133, in the year ended March 31, 2002 the Company recorded a cumulative effect loss adjustment of $2.1 million, net of applicable taxes, in other comprehensive income to recognize the fair value of all derivatives designated as cash flow hedging instruments. The Company’s derivative usage is principally foreign currency forwards. These contracts typically have maturities of less than one year. As a matter of policy, the Company does not use derivative instruments unless there is an underlying exposure. The Company’s foreign currency forwards have been designated and qualify as cash flow hedges under the criteria of SFAS No. 133. SFAS No. 133 requires that changes in the effective portion of the fair values of derivatives that qualify as cash flow hedges be recognized in other comprehensive income, while the ineffective portion be recognized immediately in earnings. At March 31, 2004 the Company had foreign exchange contracts outstanding with a notional value of $3.7 million and a fair value of $3.7 million.

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, to provide clarification on the meaning of an underlying, the characteristics of a derivative that contains financing components and the meaning of an initial investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors. The adoption of SFAS No. 149 did not have material effect on the Company’s financial statements.

Recent Accounting Pronouncements:

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit and disposal activities, including restructuring activities, and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The Company adopted SFAS No. 146 as of the effective date, January 1, 2003, and it had no material impact on the Company’s financial condition or results of operations. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Financial Accounting Standards Board Interpretation (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements 5, 57, and 107 and Rescission of FASB Interpretation 34”. FIN 45 clarifies the requirements of FASB Statement 5, “Accounting for Contingencies,” relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under the guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. FIN 45’s provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 15, 2002, irrespective of the guarantor’s fiscal year-end. The guarantor’s previous accounting

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

for guarantees that were issued before the date of FIN 45’s initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of FIN 45. FIN 45 was effective for any guarantees issued or modified after December 31, 2002 and its disclosure requirements were effective for the Company as of December 31, 2002. There was no material impact on the Company upon adoption of FIN 45.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement 123”. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies having a year-end after December 15, 2002 follow the prescribed format and provide the additional disclosures in their annual reports.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment to FASB Statement 13, and Technical Corrections”. One of the major changes of this statement is to change the accounting for the classification of gains and losses from the extinguishment of debt. Upon adoption, the Company will follow APB 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” in determining whether such extinguishment of debt may be classified as extraordinary. The provisions of this statement related to the rescission of FASB Statement No. 4 shall be applied in fiscal years beginning after May 15, 2002 with early application encouraged. Generally gains or losses on future debt extinguishments if any, will be recorded in Other income/(expense) net. Upon adoption, extraordinary losses of $16,000 and $1.1 million as previously reported, net of tax for the fiscal years ended March 31, 2003 and 2002, respectively, were reclassified on a pre-tax basis to Other income/(expense), net to conform to the requirements of SFAS No. 145.

In December 2003, the FASB revised SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised SFAS No. 132 requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. As revised, SFAS No. 132 is effective for financial statements with fiscal years ending after December 15, 2003. See Note 11 for disclosures regarding the Company’s pension plans and other postretirement benefits.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities FIN 46), which requires unconsolidated variable interest entities (VIE’s) to be consolidated by their primary beneficiaries. In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities (FIN 46R). FIN 46R replaces FIN 46 to incorporate several FASB Staff Positions issued relating to FIN 46. FIN 46R is effective for periods ending after December 15,2003 for public companies that have VIE’s or potential VIE’s. Otherwise, FIN 46R is effective for public companies for periods ending after March 15, 2004. Neither FIN 46 nor FIN 46R had an impact on the Company’s financial condition and results of operations.

In January 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, as amended by FSP No. 106-2. The FSP permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Regardless of whether a sponsor elects that deferral, the FSP requires certain disclosures pending further consideration of the underlying accounting issues. The Company has elected to defer financial recognition of this legislation.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Accordingly the Company adopted the provisions of SFAS No. 150 on July 1, 2003. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

Use of Estimates and Assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates as determined by the Company include the allowance for doubtful accounts reserve, inventory reserve, discontinued operations reserve and pension assumptions. Actual results could differ from those estimates.

Basis of Presentation and Reclassification: Certain amounts in prior year statements have been reclassified for conformity with current year presentation, with no effect on reported results of operations or equity. Additionally, all periods including quarterly information presented in the financial statements have been restated for the Company’s decision to discontinue the wool operations as discussed in Note 2, “Discontinued Operations”, of these financial statements.

2. DISCONTINUED OPERATIONS

Tobacco Operations

During the second quarter of fiscal 2005, the Company decided to discontinue its tobacco processing operations in Italy due to the leaf tobacco market conditions and the continuing strengthening of Euro currency which have had a significant adverse impact on its results. As a result of this decision the assets and liabilities not assumed have been classified as available for sale and qualify for held for disposal treatment under SFAS No. 144. The Company is in the process of closing its facility and has notified its employees and the Italian authorities in accordance with Italian law. The facility is expected to be sold by September 30, 2005. The Italian operation is expected to incur additional operating losses until final disposition.

Results of the Italian operation and the assets and liabilities, other than the Italian subsidiary debt guaranteed by the Company, for all periods presented have been reclassified and presented as discontinued operations in the financial statements and related notes, in accordance with the provisions of SFAS No. 144. The Italian trading loss was $2.5 million, $5.0 million and $2.2 million in fiscal 2004, 2003 and 2002, respectively. This information is summarized for the appropriate fiscal year as follows:

	Year Ended March 31,
(In thousands)	2004	2003	2002
Revenues	$41,404	$25,156	$24,681

	Year Ended March 31,
(In thousands)	2004	2003	2002
Inventory	$51,004	$28,683	$15,830
Receivables	14,364	10,580	3,096
Other assets	18,008	14,313	8,485

Assets	$83,376	$53,576	$27,411
Accounts payable	13,909	11,462	6,548

Net assets available for sale	$69,467	$42,114	$20,863

Italian Subsidiary debt guaranteed by the Company (not included in discontinued operations)	$8,561	$6,699	$3,184

Wool Operations

As conditions in the wool industry deteriorated throughout the fiscal 2002 year, the Company decided to close and dispose of certain of its wool operating units for strategic reasons in fiscal 2002. Given the extremely difficult trading environment in the wool industry, the Company decided to shrink the wool division down to its core markets, namely, the key sourcing areas of Australia, the key processing/marketing areas of Europe and the carpet and scoured sectors of the UK and its subsidiary in Chile, which had remained relatively healthy throughout the cyclical industry downturn. Accordingly, the Company discontinued operations in four of its wool units located in Argentina, Holland, New Zealand and South Africa. The closure of these units was completed in fiscal 2003.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

During the second quarter of fiscal 2004, the Company decided to focus on the core tobacco operations and accordingly, to exit all of the remaining wool operations. As a result of this decision to dispose of these operations, they have been classified as available for sale and qualify for held for disposal treatment under SFAS No. 144. Of the remaining operations, the unit in Australia was sold in fiscal 2004, the mill in France was closed in April 2004 and the remaining trading operations in France and Germany, and the trading and processing operations in the UK and Chile are expected to be sold or terminated by September 30, 2004.

Results of operations and the assets and liabilities, other than wool subsidiary debt guaranteed by the Company, for all periods presented have been reclassified and presented as discontinued operations in the financial statements and related notes. The wool operating loss for fiscal 2004 and 2003 was $12.9 million and $0.3 million, respectively. In addition to the operating losses, an estimated loss on disposition of $33.3 million was recorded during fiscal 2004. This information is summarized for the appropriate fiscal years as follows:

	Year Ended March 31,
(In thousands)	2004	2003	2002
Revenues	$177,277	$212,821	$200,528

	Year Ended March 31,
(In thousands)	2004	2003	2002
Inventory	$50,827	$68,883	$66,290
Receivables	40,826	44,493	46,439
Other assets	3,475	29,605	25,051

Assets	$95,128	$142,981	$137,780
Accounts payable	31,383	29,164	33,294

Net assets available for sale	$63,745	$113,817	$104,486

Wool Subsidiary debt guaranteed by the Company (not included in discontinued operations)	$45,469	$75,840	$63,396

3. RECEIVABLES

	Year Ended March 31,
	2004	2003
	(In Thousands)
Trade accounts	$105,674	$98,633
Advances to suppliers	44,965	23,476
Affiliated companies	1,844	14,357
Other	32,354	25,117

	184,837	161,583
Allowances for doubtful accounts	(2,520)	(2,612)

	$182,317	$158,971

4. INVENTORIES

Tobacco inventories at March 31, 2004 and 2003 included capitalized interest of $1.1 million and $0.9 million, respectively. Included in inventory at March 31, 2004 and 2003 were valuation reserves of $0.8 million and $7.6 million, respectively. Inventory valuation provisions included in cost of sales totaled approximately $0.8 million, $0.1 million and $0.1 million in 2004, 2003 and 2002, respectively.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

5. PROPERTY, PLANT AND EQUIPMENT

	Year Ended March 31,
	2004	2003
	(In Thousands)
Land	$11,137	$9,401
Buildings	95,544	87,139
Machinery and equipment	168,268	149,383
Furniture and fixtures	13,388	11,935
Construction in progress	11,386	8,791

	299,723	266,649
Accumulated depreciation	(148,213)	(133,102)

	$151,510	$133,547

Depreciation expense was $15.3 million, $14.6 million and $13.8 million in 2004, 2003 and 2002, respectively.

6. AFFILIATED COMPANIES

a) Net investment in affiliated companies are represented by the following:

	Year Ended March 31,
	2004	2003
	(In Thousands)
Net current assets	$10,071	$7,480
Property, plant and equipment	15,218	16,744
Other long-term liabilities	(5,429)	(9,071)
Interests of other shareholders	(10,380)	(7,732)

Company’s interest	$9,480	$7,421

b) The results of operations of affiliated companies were:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Sales	$93,767	$124,852	$74,578

Income before taxes	$2,612	$3,084	$438
Income taxes	(106)	1,363	618

Net income/(loss)	$2,718	$1,721	$(180)

Company’s share of Equity in earnings/(loss)	$1,343	$846	$(287)

c) Balances with the unconsolidated affiliates are for the procurement of tobacco inventory as follows:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Purchases of tobacco	$54,066	$49,745	$32,815
Receivables from equity investees	1,844	14,357	13,462
Advances on purchases of tobacco	1,456	14,016	9,122
Payables to equity investees	1,183	367	—

The Company’s significant affiliates and percentage of ownership at March 31, 2004 follow: Adams International Ltd., 49.0% (Thailand), Siam Tobacco Export Corporation Ltd., 49.0% (Thailand), Transcontinental Tobacco India Private Ltd. 49.0% (India), and Stansun Leaf Tobacco Company Ltd., 50.0% (Kyrgyzstan). Audited financial statements of affiliates are obtained annually.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

7. OTHER ASSETS

	Year Ended March 31,
	2004	2003
	(In Thousands)
Cash surrender value of life insurance policies (face amount $36,127)	$13,792	$13,264
Deposits	957	545
Receivables	16,946	7,752
Deferred financing fees	1,368	2,330
Investments	68	68
Other	831	1,195

	$33,962	$25,154

8. SHORT-TERM BORROWINGS

	Year Ended March 31,
	2004	2003
	(In Thousands)
Weighted-average interest on borrowings at end of year	5.5%	4.2%
Weighted-average interest rate on borrowings during the year (1)	5.8%	5.1%
Maximum amount outstanding at any month-end	$253,847	$242,027
Average month-end amount outstanding	$215,721	$189,156
Amount outstanding at year-end	$253,847	$182,103

(1)	Computed by dividing short-term interest expense and amortized financing costs by average short-term debt outstanding.

At March 31, 2004, under agreements with various banks, total short-term credit facilities for continuing operations of $481.1 million (2003—$478.2 million) were available to the Company of which $40.0 million (2003—$22.2 million) was being utilized for letters of credit and guarantees and $187.3 million (2003—$273.9 million) was unused. The Company’s revolving credit facilities at March 31, 2004 included a master credit facility for tobacco operations (the “MFA”) of $210.0 million, in addition to local lines of approximately $222.4 million. Also, separate facilities totaling $48.7 million are in place for wool operations classified as discontinued operations, but guaranteed by the Company. At March 31, 2004 substantially all of the Company’s assets were pledged against current and long-term borrowings.

Since March 31, 2004, the Company has replaced its existing $210 million facility with a new facility and this is included in Note 18 to the audited consolidated financial statements.

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	Year Ended March 31,
	2004	2003
	(In Thousands)
Trade accounts	$106,911	$86,425
Affiliated companies	1,183	367
Other accruals and payables *	23,891	37,561

	$131,985	$124,353

*	2003 includes $7.0 million accrual for the Deloach settlement.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

10. LONG-TERM DEBT

	Year Ended March 31,
	2004	2003
	(In Thousands)
8.875% Senior Notes due in 2005	$65,177	$65,177
2.955% repayable in 2006	7,057	—
2.376% repayable in 2006	2,010	—
2.6% fixed rate repayable through 2012	3,086	3,015
10.5% loan repayable through 2005	2,069	2,959
4.25% loan repayable through 2010.	2,946	2,893
9.82% fixed rate loan repayable annually through 2005	300	860
Interest free note repayable through 2005	495	497
9.4% loan repayable through 2008	14,322	5,168
Other	2,828	3,210

	100,290	83,779
Current portion	(8,476)	(5,107)

	$91,814	$78,672

Long-term debt maturing after one year is as follows (in thousands): 2006—$81,494; 2007—$4,206; 2008—$2,189; 2009—$1,828 and thereafter—$2,097. Certain debt agreements to which the Company and its subsidiaries are parties contains certain covenants that, among other things, limit our ability to (i) pay dividends, (ii) incur additional indebtedness, (iii) transfer or issue shares of capital stock of subsidiaries to third parties, (iv) sell assets, (v) issue preferred stock, (vi) incur or assume any liens that secures obligations under any indebtedness on any asset or property, or (vii) merge with or into any person. The Company was in compliance with all financial covenants as of March 31, 2004.

Since March 31, 2004, the Senior Notes have been repaid by the Company as referred to in Note 18 to the audited consolidated financial statements.

CONVERTIBLE SUBORDINATED DEBENTURES

On November 13, 1991 the Company issued $69.0 million of 7 1/4% Convertible Subordinated Debentures due March 31, 2007. Adjusted for subsequent stock dividends, the debentures currently are convertible into shares of common stock of the Company at a conversion price of $29.38. The debentures are subordinated in right of payment to all senior indebtedness, as defined, of the Company, and as of March 31, 1995 became redeemable in whole or in part at the option of the Company any time. Beginning March 31, 2003 the Company was required to make annual payments to a sinking fund which will be sufficient to retire at least 5% of the principal amount of issued Debentures reduced by earlier conversions, redemptions and repurchases. This sinking fund requirement has been met by the repurchase in fiscal 2001 of $17.3 million of these notes pursuant to the Company’s debt repurchase program. In fiscal 2002, an additional $1.7 million of these notes were repurchased and in fiscal 2003, an additional $4.9 million were repurchased. The balance is currently $45.1 million outstanding.

Since March 31, 2004 the Debentures have been repaid by the Company as referred to in Note 18 to the audited consolidated financial statements.

At March 31, 2004, substantially all of the Company’s assets were pledged against current and long-term borrowings.

11. BENEFITS

The Company has a noncontributory defined benefit pension plan covering substantially all full-time salaried employees in the United States and a Supplemental Executive Retirement Plan (“SERP”) covering benefits otherwise limited by Section 401(a)(17) (Compensation Limitation) and Section 415 (Benefits Limitation) of the Internal Revenue Code. Various other pension plans are sponsored by foreign subsidiaries. The U.S. defined benefit pension plans and foreign plans which are significant and which are considered to be defined benefit pension plans are accounted for in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”. Benefits under the plans are based on employees’ years of service and eligible compensation. The Company’s policy is to contribute amounts to the U.S. plans sufficient to meet or exceed funding requirements of federal benefit and tax laws. In fiscal 2005, the Company expects to contribute approximately $1.5 million to its U.S. pension plan.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

As of March 31, 2004 and 2003, pension plan assets consisted primarily of various common stocks, bonds, government obligations and other interest-bearing securities. The U.S pension plan assets comprised 31% and 32% of total pension plan assets as of March 31, 2004 and 2003, respectively. As of March 31, 2004 and 2003, the U.S. pension plan assets were allocated as follows:

	Year Ended March 31,
	2004	2003
Equity securities	63%	61%
Debt securities	37%	39%

Total	100%	100%

The Company’s investment strategy for the plan assets is to manage the assets in order to pay retirement benefits to plan participants over the life of the plan. This is accomplished by preserving capital through diversification in high-quality investments and earning an acceptable long-term rate of return consistent with an acceptable degree of risk, while considering the liquidity needs of the plans.

The Company’s retirement committee has determined the optimal strategic asset allocation to meet the plans’ long-term investment strategy. The Company’s strategic target allocation of U.S. pension plan assets is as follows:

	Target Allocation	Range
Equity securities	65%	50% to 75%
Debt securities	35%	25% to 50%

Total	100%

The Company also provides health care and life insurance benefits for substantially all of its retired salaried employees in the U.S. These benefits are accounted for in accordance with SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions”, which requires the accrual of the estimated cost of retiree benefit payments during the years the employee provides services. The ongoing impact of SFAS No. 106 as it relates to employees of foreign subsidiaries is immaterial. The Company expenses the costs of such benefits as incurred. In fiscal 2005, the Company does not expect to contribute assets to its other post retirement benefit plan trust. Benefit payments to retirees under the plan are expected to be approximately $600,000.

The Medicare Prescription Drug, Improvement and Modernization Act (“the Act”) which became law in December 2003 introduced both a Medicare prescription-drug benefit and a federal subsidy to sponsors of retiree health care plans that provide a benefit at least equivalent to the Medicare benefit. In accordance with the FASB Staff Position issued in January 2004, the Company has elected to defer the effects of the Act until a subsequent period. Accordingly, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost included in the accompanying consolidated financial statements do not reflect the effects of the Act on the Company’s plans. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information. The Company expects that it will benefit from the new legislation, and that it will not have to amend its current post-retirement benefit plan in order to do so. However, the Company has not yet determined the amount of subsidy that will be received as a result of the new legislation.

Plan assets consist primarily of common stocks, pooled equity and fixed income funds. The pension costs and obligations for non-U.S. plans shown below also include certain unfunded book-reserve plans.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

A summary of the U.S. plans and non-U.S. plans is as follows (in thousands):

	U.S. Plans Pension Benefits		Non-U.S. Plans Pension Benefits		U.S. Plans Other Benefits
	2004	2003	2004	2003	2004	2003
Change in benefit obligation
Benefit obligation at beginning of year	$18,943	$14,168	$36,525	$32,627	$10,900	$10,125
Service cost	1,073	851	2,037	1,630	373	260
Interest cost	1,188	1,103	2,556	2,280	696	676
Actuarial (gain) loss	2,040	2,213	11,710	2,453	1,121	488
Plan participants contribution	—	—	23	—	66	61
Amendments	—	921	—	—	—	—
Actual distributions	(827)	(411)	(200)	—	—	—
Special termination benefits	—	157	—	—	—	—
Benefits paid	—	(59)	(1,903)	(2,465)	(621)	(710)

Benefit obligation at end of year	22,417	18,943	50,748	36,525	12,535	10,900

Change in plan assets
Fair value of plan assets, beginning of year	10,716	10,695	23,125	27,943	—	—
Actual return on plan assets	2,297	(1,115)	8,199	(3,776)	—	—
Employer contributions	2,048	1,606	2,720	806	555	572
Plan participants contribution	—	—	23	—	66	61
Settlement distributions	—	—	—	617	—	—
Benefits paid	(827)	(470)	(2,103)	(2,465)	(621)	(633)

Fair value of plan assets of end of year	14,234	10,716	31,964	23,125	—	—

Funded status	(8,183)	(8,227)	(18,784)	(13,400)	(12,535)	(10,900)
Unrecognized net actuarial loss	6,552	6,336	9,936	13,994	2,625	1,535
Unrecognized transition obligation	774	—	(738)	—	—	—
Unrecognized prior service cost	—	847	—	(1,509)	—	(139)

Prepaid (accrued) benefit cost	$(857)	$(1,044)	$(9,586)	$(915)	$(9,910)	$(9,504)

The aggregate projected benefit obligation and aggregate accumulated benefit obligation for U.S. pension plans with accumulated benefit obligations in excess of plan assets (in thousands) were $7,004 and $1,141 as of March 31, 2004 and $8,228 and $1,224 as of March 31, 2003. The aggregate projected benefit obligation and aggregate accumulated benefit obligation for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets (in thousands) were $18,390 and $9,506 as of March 31, 2004 and $13,400 and $8,739 as of March 31, 2003. The U.S. plan with accumulated benefit obligations in excess of plan assets had no plan assets as of March 31, 2004 and $10,714 as of March 31, 2003. The non-U.S. plans with accumulated benefit obligations in excess of plan assets had plan assets of $32,358 as of March 31, 2004 and $23,125 as of March 31, 2003.

The components of net periodic benefit costs for the U.S. plans and non-U.S. plans is as follows (in thousands):

	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits			U.S. Plans Other Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Service Cost	$1,073	$851	$805	$2,037	$1,630	$1,499	373	260	$240
Interest Cost	1,188	1,103	965	2,556	2,280	2,334	696	676	707
Expected return on plan assets	(906)	(907)	(883)	(2,016)	(2,480)	(2,983)	(139)	—	—
Amortization of prior service cost	73	73	(36)	(11)	31	(81)	—	(140)	(139)
Recognized net actuarial loss	309	62	10	778	40	65	36	—	—

Net periodic benefit cost	$1,737	$1,182	$861	$3,344	$1,501	$834	$966	$796	$808

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

The assumptions used in 2004, 2003 and 2002 were as follows:

	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits			U.S. Plans Other Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Weighted Average Assumptions Discount rate	5.75%	6.50%	7.25%	5.75% to 6.5%	6.5%	7.4% to 8.5%	5.75%	6.5%	7.25%
Expected return on plan assets	8.0%	8.0%	8.0%	6.0% to 8.0%	8.8%	10.0%	—	—	—
Rate of compensation increase	5.0%	5.0%	5.0%	2.0% to 5.0%	4.5%	5.5% to 7.0%	5.0%	5.0%	5.0%

For measurement purposes, a 7.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter. The basis for determining the long-term rate of return is a combination of historical and prospective returns derived from a combination of research and industry forecasts.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1 Percentage- Point Increase	1 Percentage- Point Decrease
	(in thousands)
Effect on total of service and interest cost components	$221	$171
Effect on postretirement benefit obligation	$5,267	$4,098

The Company also sponsors a 401(k) savings incentive plan for most full-time salaried employees in the U.S.. Under this plan, the Company matches 50% employee contributions for the first 4% of base salary. Expenses for this plan were $254,000, $241,000 and $215,000 in 2004, 2003 and 2002, respectively.

EMPLOYEE STOCK OPTIONS

In March 1998, the Company entered into a three-year employment agreement with its Chief Executive Officer. The agreement, which was ratified by the Board of Directors on April 14, 1998, provided for the grant of nonqualified stock options. The aggregate number of shares of Common Stock as to which grants have been made is 100,000 with a price of $17.00 per share, the fair market value on the date of the grant. Effective December 14, 1999, the Board of Directors of the Company agreed to amend the grant and reprice the options granted to reflect the changes in the market environment and maintain the incentive feature of the grant. The number of shares granted was revised to 45,144 shares at $8.88 per share. The vesting period was revised to match the vesting schedule of the options granted to other key employees as addressed below.

In August 1998, the Company adopted the Standard Commercial Corporation Nonqualified Stock Option Plan (the “NSOP”) under which options to purchase shares of the Company’s stock may be granted to key employees of the Company. Options vest one-quarter each year beginning on the first anniversary of the date of grant and become 100% vested on the fourth anniversary of the date of grant.

There were no option grants during fiscal year 2001. The estimated weighted average fair value of options granted for the years ended March 31, 2004 and 2003 are:

	2004	2003
Weighted average exercise price	$17.40	$18.90
Weighted average fair value of options	$5.88	$6.82

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in 2004: dividend yield of 1.86% (2003—1.79%) expected volatility 47% (2003—49%); risk free interest rate of approximately 2.11% (2003—2.81%) and an expected life of 4 years in both 2004 and 2003.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

A summary of the status of the Company’s plans as of March 31, 2004, 2003, and 2002 and changes during the years ending on those dates is presented below:

	Shares	Option price per share	Weighted average exercise price per share
April 1, 2001	153,209	5.00 - 8.88	7.19
Options granted	91,500	17.50	17.50
Options cancelled	(1,230)	5.00 - 17.50	6.51
Options exercised	(25,295)	5.00 - 17.50	6.95

March 31, 2002 (71,008 exercisable)	218,184	5.00 - 17.50	11.55
Options granted	93,000	18.90	18.90
Options cancelled	(4,200)	5.00 - 17.50	14.11
Options exercised	(10,525)	5.00 - 17.50	6.92

March 31, 2003 (121,082 exercisable)	296,459	5.00 - 18.90	13.98
Options granted	82,500	17.40 - 17.61	17.40
Options cancelled	(28,415)	5.00 - 18.90	16.47
Options exercised	(52,387)	5.00 - 17.50	7.52

Options exercisable at March 31, 2004 (118,782 exercisable)	298,157	5.00 - 18.90	15.60

The following table summarizes information about stock options outstanding as of March 31, 2004:

Range of exercise prices	Number of outstanding options	Weighted average remaining life (Years)	Weighted average exercise price of outstanding options	Number of options exercisable	Weighted average exercise price of exercisable options
$18.90	82,500	8.38	$18.90	20,625	$18.90
17.61	1,500	9.38	17.61	—	17.61
17.50	76,000	7.38	17.50	38,000	17.50
17.40	78,000	9.38	17.40	—	17.40
8.88	37,344	1.38	8.88	37,344	8.88
$5.00	22,813	2.38	$5.00	22,813	$5.00

	298,157			118,782

12. COMMITMENTS AND CONTINGENCIES

The Company is obligated under operating leases for equipment, office and warehouse space with minimum annual rentals as follows (in thousands): 2005 - $1,633; 2006 - $946; 2007 - $790; 2008 - $605; 2009 - $427 and thereafter $1,183. Some of the leases are subject to escalation.

Expenses under operating leases for continuing operations in 2004, 2003 and 2002 (in thousands) were $2,570, $2,391 and $1,861, respectively.

The Company operates a processing facility under a service agreement, which guarantees reimbursement of all of the facility’s costs including operating expenses and management fees. This lease is not considered a commitment of the Company.

The Company has commitments for routine capital expenditures of approximately $19 million, substantially all of which are expected to be incurred in fiscal 2005.

The Company’s former 51.0% owned subsidiary in Greece has been notified by tax authorities of potential adjustments to its income tax returns filed in prior years. The Company’s share of the total proposed adjustments, including penalties and interest, is approximately $3.7 million. The Company believes the tax returns filed were in compliance with the applicable tax code. The proposed adjustments vary in complexity and amount. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the Company believes that the ultimate disposition will not have a material adverse effect on its consolidated financial position or results of operations.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

In October 2001, the Directorate General—Competition of the European Commission, or DG Comp, began conducting an administrative investigation of certain selling and buying practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy and Greece. The Company, through its local subsidiaries, is cooperating fully with the investigation and has discovered and voluntarily disclosed information which tends to establish that a number of leaf dealers, including its subsidiaries, have jointly agreed with respect to green tobacco prices and purchase quantities. In respect of the Spanish investigation, on December 15, 2003, the DG Comp served on 20 entities within the Spanish leaf tobacco industry, including the Company and three of its subsidiaries, a Statement of Objections alleging certain infringements of the antitrust laws of the European Union. On March 1, 2004, the DG Comp served a similar Statement of Objections on 11 entities within the Italian leaf tobacco industry, including the Company and one of its subsidiaries. The Company has responded to the Statement regarding the Spanish investigation and to the Statement regarding the Italian investigation and will continue to cooperate in the investigations. Through the Statements, DG Comp intends to impose, where appropriate and probably late in 2004, administrative penalties on the entities it determines have infringed the EC anticompetition laws. The Company expects to be assessed penalties in the cases and expects that the penalties could be material to our earnings. DG Comp has, however, indicated that there may be mitigating circumstances in both investigations, including our cooperation with the DG Comp. The Company is currently unable to assess the amount of such penalties, but expects that the mitigating factors could result in a reduction in any penalties imposed.

On February 26, 2001, the Company was served with a Third Amended Complaint, naming it and other leaf merchants as defendants in Deloach, et al. V. Philip Morris Inc., et al., a suit originally filed against U.S. cigarette manufacturers in the United States District Court for the District of Columbia and subsequently moved to the United States District Court for the Middle District of North Carolina, Greensboro Division (Case No. 00-CV-1235). The Deloach suit was a class action claim brought on behalf of U.S. tobacco growers and quota holders alleging that defendants violated antitrust laws by bid-rigging at tobacco auctions and by conspiring to undermine the tobacco quota and price support program administered by the federal government. Plaintiffs sought injunctive relief, trebled damages in an unspecified amount, pre- and post-judgment interest, attorney’s fees and costs of litigation. On April 3, 2002, the Court granted the plaintiffs’ motion for class action certification. In May 2003, the Company, along with all but one of the other defendants, entered into a settlement agreement with the plaintiffs which received final approval, and which accorded the Company a full release from all the claims in exchange for a payment of $7.0 million towards a larger total settlement agreement. On April 22, 2004, the case was settled and the settlement approved by the Court as to the remaining defendant.

Other contingencies, consisting of guarantees, pending litigation and other claims, in the opinion of management, are not considered to be material in relation to the Company’s financial statements as a whole, liquidity or future results of operations.

Guarantees arise during the ordinary course of business from relationships with customers and non-consolidated affiliates when the Company undertakes an obligation to guarantee the performance of others (via delivery of cash or other assets) if specified triggering events occur. Non-performance under a contract by the guaranteed party triggers the obligation of the Company. Such non-performance usually relates to commercial obligations or loans.

The following table provides a summary of the aggregate terms, maximum future payments and associated liability reflected in the consolidated balance sheet for each type of guarantee (in thousands):

	Final Expiration (year)	Maximum Future Payments	Recorded Liability
Affiliates	2008	$5,829	$—
Non-Affiliates	2004	20,938	165

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

CONCENTRATION OF CREDIT AND OFF-BALANCE SHEET RISKS

Financial instruments that potentially subject the Company to a concentration of credit risks consist principally of cash and trade receivables relating to customers in the tobacco and wool industries. Cash is deposited with high-credit-quality financial institutions. Concentration of credit risks related to receivables is limited because of the diversity of customers and locations.

13. COMMON STOCK

The Company maintains a Performance Improvement Compensation Plan administered by the Compensation Committee of the Board of Directors as an incentive for designated employees. In June 1993, the Board adopted a Restricted Stock Plan (“RSP”) as a means of awarding those employees to the extent that certain performance objectives were met. The shares are issued subject to a four- to seven-year restriction period. The Company has a 401(k) savings incentive plan in the United States to which the employer contributes shares of common stock under a matching program, and a dividend reinvestment plan. Treasury stock represents shares in the Company acquired by a foreign affiliate prior to its becoming a wholly-owned subsidiary. Total compensation expense recognized under the RSP was $1,772,000, $871,000 and $903,000 for 2004, 2003 and 2002, respectively.

14. OTHER INCOME /(EXPENSE)—NET

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Other income:
Interest	$340	$912	$1,927
Gain on asset sales and dispositions	233	617	88
Gain from officers life insurance policies	476	653	314
Gain on buyback of debt	—	35	—
Rents received	803	757	79
Other	2,100	1,942	1,748

	3,952	4,916	4,156

Other expense:
Amortization	—	—	(495)
Loss on buyback of debt	—	—	(1,638)
Other	(1,112)	(1,229)	(776)

	(1,112)	(1,229)	(2,909)

	$2,840	$3,687	$1,247

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

15. INCOME TAXES

a) Significant components of the Company’s deferred tax liabilities and assets are as follows:

	Year Ended March 31,
	2004	2003
	(In Thousands)
Deferred tax liabilities:
Depreciation	$9,728	$6,622
Capitalized interest	535	413
Undistributed foreign earnings	5,060	—
Prepaid pension assets	—	1,454
All other, net	18	114

Total deferred tax liabilities	15,341	8,603

Deferred tax assets:
Unrealized foreign exchange loss	—	2,331
NOL carried forward	945	430
Pension liability	3,768	—
Post-retirement benefits other than pensions	3,863	3,750
Uniform capitalization and reserves	260	198
Other accrued liabilities	3,721	823
All other, net	228	—

	12,785	7,532
Valuation allowance for deferred income tax assets	(945)	(2,761)

Total deferred tax assets	11,840	4,771

Net deferred tax liabilities	$3,501	$3,832

b) The net deferred tax liabilities include (in thousands) approximately $3,067 of current liabilities at March 31, 2004 and $921 of currents assets at March 31, 2003.

The Company has provided valuation allowances on deferred tax assets for certain foreign subsidiaries based on their history of losses. Management cannot assert that there will likely be sufficient profits generated by these subsidiaries in the near future to offset these losses. The loss carryforwards of $3,158 which give rise to the valuation allowances will expire in 2005 and thereafter. The net increase in the valuation allowance in 2003 of $2.5 million was primarily related to the uncertainty as to the realization of certain foreign net operating losses and unrealized foreign exchange losses. The decrease of the valuation allowance by $1.8 million in 2004 was primarily the result of a change in management’s assertion as to the realizability of unrealized foreign exchange losses. The Company’s provision for income taxes in future periods may be impacted by adjustments to the valuation allowance that may be required if circumstances change regarding the realizability of the deferred income tax assets.

c) Income tax provisions are detailed below:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Current:
Federal	$(108)	$3,729	$9,180
Foreign	7,174	19,540	16,337
State and local	(63)	349	602

	7,003	23,618	26,119

Deferred:
Federal	6,347	498	(528)
Foreign	(2,266)	(263)	(2,885)
State and local	119	(23)	(112)

	4,200	212	(3,525)

Income tax provision	$11,203	$23,830	$22,594

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

d) Components of deferred taxes follow:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Tax on differences in timing of income recognition in foreign subsidiaries	$(1,523)	$170	$(1,214)
Undistributed foreign earnings	5,060	—	—
Capitalized interest	122	(17)	(941)
Depreciation	861	(198)	(985)
Pension liability	(320)	—	—
Other	—	257	(385)

	$4,200	$212	$(3,525)

e) The provision for income taxes is determined on the basis of the jurisdiction imposing the tax liability. As some of income of foreign companies may also be currently subject to U.S. tax, the U.S. and foreign income taxes shown do not compare directly with the segregation of pretax income between domestic and foreign companies that follows:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Pretax income:
Domestic	$6,336	$13,598	$22,792
Foreign	38,690	58,350	39,266

	$45,026	$71,948	$62,058

f) The following is a reconciliation of the income tax provision to the expense calculated at the U.S. federal statutory rate:

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
Expense (benefit) at U.S. federal statutory tax rate	$15,309	$24,462	$21,100
Foreign tax losses for which there is no relief available	—	—	—
U.S. tax on foreign income	6,637	1,420
Different tax rates in foreign subsidiaries	(6,273)	(3,911)	1,174
Change in valuation allowance	(1,816)	2,458	(162)
Other—net	(2,654)	(599)	482

	$11,203	$23,830	$22,594

g) The undistributed earnings of certain non-U.S. subsidiaries are not subject to additional non-U.S. income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to re-invest such undistributed earnings indefinitely with the exception of funds to help in the disposition of the wool group. A total of $5.1 million of deferred taxes have been provided for a portion of the undistributed earnings of the Company’s subsidiaries. As to the remainder, these earnings have been, and under current plans, will continue to be reinvested and it is not practicable to estimate the amount of additional taxes which may be payable upon distribution.

16. DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair value of the Company’s financial instruments as of March 31, 2004 is provided below in accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”. Certain estimates and judgments were required to develop the fair value amounts, which are not necessarily indicative of the amounts that would be realized upon disposition, nor do they indicate the Company’s intent or ability to dispose of such instruments.

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable: The estimated fair value of cash and cash equivalents, accounts receivable and accounts payable approximates carrying value.

Short-Term and Long-Term Debt: The fair value of the Company’s short-term borrowings, which primarily consists of bank borrowings, approximates its carrying value. The estimated fair value of long-term debt, including the current portion, is approximately $145.4 million, compared with a carrying value of $145.3 million, based on discounted cash flows for fixed-rate borrowings, with the fair value of floating-rate borrowings considered to approximate carrying value.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

17. SEGMENT INFORMATION

The Company is engaged primarily in purchasing, processing and selling leaf tobacco. Its activities other than these are minimal. Geographic information for sales by country is determined by the location of the customer, however this information is not necessarily representative of the final destination of the product. Geographic information for long-lived assets by country is determined by the physical location of the assets.

	Year Ended March 31,
	2004	2003	2002
	(In Thousands)
GEOGRAPHIC AREAS
Sales:
United States	$163,727	$182,936	$169,221
Germany	61,037	101,704	85,047
United Kingdom	54,335	55,414	59,720
Japan	41,238	44,530	46,657
Italy	14,467	13,108	10,418
Turkey	15,695	20,097	39,575
Switzerland	75,714	47,164	27,446
Netherlands	22,794	16,794	16,012
Brazil	12,318	12,873	10,293
CIS	31,626	30,314	14,459
China	25,565	37,900	32,796
Other countries	220,124	216,524	244,060

	$738,640	$779,358	$755,704

	Year Ended March 31,
	2004	2003
	(In Thousands)
Long-lived Assets:
United States	$41,984	$36,781
Brazil	30,331	29,887
Turkey	20,475	20,894
Malawi	20,051	14,794
United Kingdom	4,096	4,006
CIS	10,327	10,882
Indonesia	8,145	2,706
Argentina	6,885	5,946
Spain	5,961	5,280
Other countries	3,255	2,371

	$151,510	$133,547

One customer accounted for 18%, 16% and 10% of total sales in 2004, 2003 and 2002, respectively. Another customer accounted for 15%, 16% and 17% of the total sales in 2004, 2003 and 2002, respectively. A third customer accounted for 15%, 15% and 16% of total sales in 2004, 2003 and 2002.

18. SUBSEQUENT EVENTS

On April 2, 2004, the Company replaced its $210 million primary global revolving credit facility with a new three year unsecured $150 million global facility with similar terms and conditions. The rate is currently LIBOR plus 2.0%. On April 2, 2004, the Company completed and closed on a new Rule 144A $150 million Senior Note issue at 8.0%, due 2012. The indentures governing these senior notes contain certain covenants that, among other things, limit the Company’s ability to (i) pay dividends, (ii) incur additional indebtedness, (iii) transfer or issue shares of capital stock of subsidiaries to third

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

parties, (iv) sell assets, (v) issue preferred stock, (vi) incur or assume any liens that secures obligations under any indebtedness on any asset or property, or (vii) merge with or into any entity. In May 2004 the proceeds from the Senior Note issue were used to repay the 8 7/8% Senior Notes due in 2005 and the 7¼% Convertible Subordinated Debentures due in 2007.

19. SUPPLEMENTAL GUARANTOR INFORMATION

Standard Commercial Corporation (the “Company”) and Standard Wool, Inc. jointly and severally, guarantee on a senior basis to each Holder and the Trustee, the full and prompt performance of Standard Commercial Tobacco Company, Inc.’s (the “Issuer”) obligations under the Indenture and the $115.0 million 8 7/8% Senior Notes Due 2005 (the “Initial Notes”), the issuance of which was closed on August 1, 1998, including the payment of the principal of and interest and additional interest, if any, on the Notes (the Company and Standard Wool, Inc. being referred to herein as “Guarantors” and the guarantees being referred to respectively as the “Parent Guarantee” and the “Standard Wool Guarantee,” and together, the “Guarantees”). The Initial Notes were exchanged for new notes (the “Exchange Notes”; together with the Initial Notes, the “Notes”) in an exchange offer upon the Issuer’s Form S-4 Registration Statement which was completed on December 31, 1998. The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes (which they replace) except that (i) the Exchange Notes registered under the Securities Act, will not bear legends restricting the transfer thereof, and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the related Registration Rights Agreement by virtue of consummation of the exchange offer. In addition, all of the issued and outstanding capital stock of the Issuer and Standard Wool, Inc. is pledged by the Company to the Trustee for the benefit of the Holders of the Notes as security for the Parent Guarantee.

a) Each of the Guarantors has fully and unconditionally guaranteed on a joint and several basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Issuer’s obligations under the Notes and the related indenture, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligation of each Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, can be guaranteed by the relevant Guarantor without resulting in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Each of the Guarantees is a guarantee of payment and not collection. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the assets less liabilities of each Guarantor determined in accordance with generally accepted accounting principles (“GAAP”).

Each Guarantor that makes a payment or distribution shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP. Each Guarantor may consolidate with or merge into or sell its assets to the Issuer, or with other Persons upon the terms and conditions set forth in the Indenture. In the event (A) more than 49% of the Capital Stock of Standard Wool, Inc. is sold by the Company or (B) more than 49% of the consolidated assets of Standard Wool, Inc. are sold in compliance with all of the terms of the Indenture, the Standard Wool Guarantee will be released. Management has determined that separate, full financial statements of the Guarantors would not be material to investors and therefore such financial statements are not provided. The following supplemental combining financial statements present information regarding the Guarantors and the Issuer.

b) Each of the Guarantors has accounted for their respective subsidiaries on the equity basis.

c) Certain reclassifications were made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.

d) Included in the balance sheets are certain related party balances among borrower, the guarantors and non-guarantors. Due to the Company’s world-wide operations, related party activity is included in most balance sheet accounts.

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING BALANCE SHEET

March 31, 2004

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Assets
Cash	$1,064	$94	$—	$26,515	$—	$27,673
Receivables	29,278	34	—	153,005	—	182,317
Intercompany receivables	106,415	17,089	—	71,485	(194,989)	—
Inventories	52,484	—	—	188,846	—	241,330
Assets of discontinued operations	—	—	—	178,504	—	178,504
Prepaid expenses	118	(1)	—	4,784	—	4,901
Marketable securities	—	1	—	1,333	—	1,334

Current assets	189,359	17,217	—	624,472	(194,989)	636,059
Property, plant and equipment	41,471	—	—	110,039	—	151,510
Investment in subsidiaries	185,709	251,950	—	156,438	(594,097)	—
Investment in affiliates	—	—	—	9,480	—	9,480
Other noncurrent assets	(2,082)	14,635	—	30,412	—	42,965

Total assets	$414,457	$283,802	$—	$930,841	$(789,086)	$840,014

Liabilities
Short-term borrowings	$22,829	$—	$—	$231,018	$—	$253,847
Current portion of long-term debt	—	—	—	8,476	—	8,476
Accounts payable	14,599	1,354	—	116,032	—	131,985
Liabilities of discontinued operations	—	—	—	45,292	—	45,292
Intercompany accounts payable	45,056	9,660	—	140,273	(194,989)	—
Taxed accrued	2,061	(4,521)	—	14,158	—	11,698

Current liabilities	84,545	6,493	—	555,249	(194,989)	451,298
Long-term debt	65,177	—	—	26,637	—	91,814
Convertible subordinated debentures	—	45,051	—	—	—	45,051
Retirement and other benefits	9,593	1,050	—	9,710	—	20,353
Deferred taxes	(546)	(486)	—	1,466	—	434

Total liabilities	158,769	52,108	—	593,062	(194,989)	608,950

Minority interests	—	—	—	2,000	—	2,000

Shareholders’ equity
Common stock	993	3,260	—	148,765	(149,758)	3,260
Additional paid-in capital	130,860	111,796	—	60,564	(191,424)	111,796
Unearned restricted stock plan compensation	(768)	(546)	—	(1,862)	—	(3,176)
Treasury stock at cost	—	(4,250)	—	—	—	(4,250)
Retained earnings	135,956	149,428	—	156,306	(292,262)	149,428
Accumulated other comprehensive income	(11,353)	(27,994)	—	(27,994)	39,347	(27,994)

Total shareholders’ equity	255,688	231,694	—	335,779	(594,097)	229,064

Total liabilities and equity	$414,457	$283,802	$—	$930,841	$(789,086)	$840,014

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING BALANCE SHEET

March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Assets
Cash	$463	$54	$—	$26,052	$—	$26,569
Receivables	36,625	1	—	122,345	—	158,971
Intercompany receivables	120,142	35,549	—	17,130	(172,821)	—
Inventories	48,420	—	—	139,169	—	187,589
Assets of discontinued operations	—	—	—	196,557	—	196,557
Prepaid expenses	193	—	—	2,062	—	2,255
Marketable securities	—	1	—	1,233	—	1,234

Current assets	205,843	35,605	—	504,548	(172,821)	573,175
Property, plant and equipment	35,617	—	—	97,930	—	133,547
Investment in subsidiaries	163,704	256,770	13,985	156,071	(590,530)	—
Investment in affiliates	—	—	—	7,421	—	7,421
Other noncurrent assets	950	13,990	—	19,217	—	34,157

Total assets	$406,114	$306,365	$13,985	$785,187	$(763,351)	$748,300

Liabilities
Short-term borrowings	$21,777	$—	$—	$160,326	$—	$182,103
Current portion of long-term debt	—	—	—	5,107	—	5,107
Accounts payable	14,873	7,451	—	102,029	—	124,353
Liabilities of discontinued operations	—	—	—	40,626	—	40,626
Intercompany accounts payable	46,890	17,858	903	107,170	(172,821)	—
Taxed accrued	7,838	(9,154)	—	11,115	—	9,799

Current liabilities	91,378	16,155	903	426,373	(172,821)	361,988
Long-term debt	65,177	—	—	13,495	—	78,672
Convertible subordinated debentures	—	45,051	—	—	—	45,051
Retirement and other benefits	9,580	968	—	3,323	—	13,871
Deferred taxes	(1,480)	(428)	—	6,661	—	4,753

Total liabilities	164,655	61,746	903	449,852	(172,821)	504,335

Minority interests	—	—	—	1,840	—	1,840

Shareholders’ equity
Common stock	993	3,222	32,404	166,365	(199,762)	3,222
Additional paid-in capital	130,860	108,453	—	60,562	(191,424)	108,453
Unearned restricted stock plan compensation	(697)	(497)	—	(1,797)	—	(2,991)
Treasury stock at cost	—	(4,250)	—	—	—	(4,250)
Retained earnings	123,495	167,495	(16,551)	136,937	(243,881)	167,495
Accumulated other comprehensive income	(13,192)	(29,804)	(2,771)	(28,572)	44,535	(29,804)

Total shareholders’ equity	241,459	244,619	13,082	333,495	(590,530)	242,125

Total liabilities and equity	$406,114	$306,365	$13,985	$785,187	$(763,351)	$748,300

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

March 31, 2004

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$223,940	$—	$—	$708,942	$(194,242)	$738,640
Cost of sales:
Materials services and supplies	194,233	—	—	608,679	(194,242)	608,670
Interest	1,893	—	—	11,861	—	13,754

Gross profit	27,814	—	—	88,402	—	116,216
Selling, general & administrative expenses	22,008	(1,160)	—	50,576	—	71,424
Other interest expense	4,699	3,248	—	(5,341)	—	2,606
Other income (expense) net	(61)	4,276	—	(1,375)	—	2,840

Income (loss) before taxes	1,046	2,188	—	41,792	—	45,026
Income taxes	456	627	—	10,120	—	11,203

Income (loss) after taxes	590	1,561	—	31,672	—	33,823
Minority interests	—	—	—	(77)	—	(77)
Equity in earnings of affiliates	—	—	—	1,343	—	1,343
Equity in earnings of subsidiaries	32,938	33,528	—	—	(66,466)	—

Income from continuing operations	33,528	35,089	—	32,938	(66,466)	35,089
Discontinued operations	(13,567)	(48,727)	16,551	(13,567)	10,583	(48,727)

Net income	19,961	(13,638)	16,551	19,371	(55,883)	(13,638)
Retained earnings at beginning of period	123,495	167,495	(16,551)	136,935	(243,879)	167,495
Common stock dividends	(7,500)	(4,429)	—	—	7,500	(4,429)

Retained earnings at end of period	$135,956	$149,428	$—	$156,306	$(292,262)	$149,428

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$258,228	$—	$—	$775,103	$(253,973)	$779,358
Cost of sales:
Materials services and supplies	216,951	—	—	659,671	(253,973)	622,649
Interest	425	—	—	10,884	—	11,309

Gross profit	40,852	—	—	104,548	—	145,400
Selling, general & administrative expenses	16,747	11,600	—	44,639	—	72,986
Other interest expense	7,171	3,337	—	(6,355)	—	4,153
Other income (expense) net	(565)	9,107	—	(4,855)	—	3,687

Income (loss) before taxes	16,369	(5,830)	—	61,409	—	71,948
Income taxes	(5,871)	2,196	—	(20,155)	—	(23,830)

Income (loss) after taxes	10,498	(3,634)	—	41,254	—	48,118
Minority interests	—	—	—	49	—	49
Equity in earnings of affiliates	—	—	—	846	—	846
Equity in earnings of subsidiaries	42,149	52,647	—	—	(94,796)	—

Income from continuing operations	52,647	49,013	—	42,149	(94,796)	49,013
Discontinued operations	(5,047)	(11,132)	(6,085)	(11,134)	22,266	(11,132)

Net income	47,600	37,881	(6,085)	31,015	(72,530)	37,881
Retained earnings at beginning of period	75,895	132,812	(10,466)	106,426	(171,855)	132,812
Common stock dividends	—	(3,198)	—	(506)	506	(3,198)

Retained earnings at end of period	$123,495	$167,495	$(16,551)	$136,935	$(243,879)	$167,495

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended March 31, 2002

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$279,507	$—	$—	$742,658	$(266,461)	$755,704
Cost of sales:
Materials services and supplies	224,732	—	—	653,412	(266,461)	611,683
Interest	3,033	—	—	10,356	—	13,389

Gross profit	51,742	—	—	78,890	—	130,632
Selling, general & administrative expenses	15,575	5,310	—	40,558	—	61,443
Other interest expense	9,811	3,920	—	(5,353)	—	8,378
Other income (expense) net	(5,109)	9,837	—	(3,481)	—	1,247

Income (loss) before taxes	21,247	607	—	40,204	—	62,058
Income taxes	4,189	(2)	—	18,407	—	22,594

Income (loss) after taxes	17,058	609	—	21,797	—	39,464
Equity in earnings of affiliates	—	—	—	(287)	—	(287)
Equity in earnings of subsidiaries	21,510	38,568	—	—	(60,078)	—

Income from continuing operations	38,568	39,177	—	21,510	(60,078)	39,177
Discontinued operations	(2,161)	(19,380)	(17,219)	(19,310)	38,690	(19,380)

Net income	36,407	19,797	(17,219)	2,200	(21,388)	19,797
Retained earnings at beginning of period	64,488	115,680	6,753	104,226	(175,467)	115,680
Common stock dividends	(25,000)	(2,665)	—	—	25,000	(2,665)

Retained earnings at end of period	$75,895	$132,812	$(10,466)	$106,426	$(171,855)	$132,812

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2004

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used for) operating activities	$16,954	$(3,591)	$—	$(61,807)	$—	$(48,444)
Cash flows from investing activities
Property, plant and equipment
—additions	(10,119)	—	—	(22,623)	—	(32,742)
—disposals	214	—	—	456	—	670
Business (acquisitions) dispositions	—	—	—	—	—	—

Cash provided by (used for) continuing activities	(9,905)	—	—	(22,167)	—	(32,072)
Cash provided by (used for) discontinued activities			—	(2,245)	—	(2,245)

Cash provided by (used for) investing activities	(9,905)	—	—	(24,412)	—	(34,317)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	23,288	—	23,288
Repayment of long-term borrowings	—	—	—	(7,834)	—	(7,834)
Net change in short-term borrowings	1,052	—	—	70,692	—	71,744
Buyback of long-term debt	—	—	—	—	—	—
Dividends received /( paid)	(7,500)	3,071	—	—	—	(4,429)
Other	—	560	—	—	—	560

Cash provided by (used in) financing activities	(6,448)	3,631	—	86,146	—	83,329

Effect of exchange rate changes on cash	—	—	—	536	—	536

Increase (decrease) in cash for year	601	40	—	463	—	1,104
Cash at beginning of year	463	54	—	26,052	—	26,569

Cash at end of period	$1,064	$94	$—	$26,515	$—	$27,673

Interest	$3,248	$6,539	$—	$11,645		$21,432
Income taxes	—	1,218	—	8,485		9,703

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used for) operating activities	$26,247	$7,365	$(600)	$(10,265)	$—	$22,747
Cash flows from investing activities
Property, plant and equipment
—additions	(20,632)	—	—	(13,055)	—	(33,687)
—disposals	869	—	—	937	—	1,806
Business (acquisitions) dispositions	—	—	—	—	—	—

Cash provided by (used for) continuing activities	(19,763)	—	—	(12,118)	—	(31,881)
Cash provided by (used for) discontinued activities			600	(3,541)	—	(2,941)

Cash provided by (used for) investing activities	(19,763)	—	600	(15,659)	—	(34,822)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	8,912	—	8,912
Repayment of long-term borrowings	—	—	—	(17,786)	—	(17,786)
Net change in short-term borrowings	9,858	—	—	39,866	—	49,724
Buyback of long-term debt	(18,953)	(4,792)	—	—	—	(23,745)
Dividends received /( paid)	—	(3,198)	—	—	—	(3,198)
Other	539	600	—	(600)	—	539

Cash provided by (used in) financing activities	(8,556)	(7,390)	—	30,392	—	14,446

Effect of exchange rate changes on cash	—	—	—	805	—	805

Increase (decrease) in cash for year	(2,072)	(25)	—	5,273	—	3,176
Cash at beginning of year	2,535	79	—	20,779	—	23,393

Cash at end of period	$463	$54	$—	$26,052	$—	$26,569

Interest	$7,871	$3,337	$—	$5,613		$16,821
Income taxes	11,873	—	—	10,287		22,160

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2002

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used in) operating activities	$25,637	$7,959	$—	37,158	$—	$70,754
Cash flows from investing activities
Property, plant and equipment
—additions	(3,247)	—	—	(8,889)	—	(12,136)
—disposals	8	—	—	297	—	305
Business (acquisitions) dispositions	—	—	—	164	—	164

Cash used for continuing operations	(3,239)	—	—	(8,428)	—	(11,667)
Cash used for discontinued operations	—	—	—	(2,004)	—	(2,004)

Cash used for investing activities	(3,239)	—	—	(10,432)	—	(13,671)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	9,615	—	9,615
Repayment of long-term borrowings	—	(3,593)	—	(19,222)	—	(22,815)
Net change in short-term borrowings	11,264	(34)	—	(30,453)	—	(19,223)
Buyback of long-term debt	(32,156)	(1,588)	—	—	—	(33,744)
Dividends received/(paid)	—	(2,665)	—	—	—	(2,665)
Other	481	—	—	—	—	481

Cash used in financing activities	(20,411)	(7,880)	—	(40,060)	—	(68,351)

Effect of exchange rate changes on cash	—	—	—	(239)	—	(239)

Increase (decrease) in cash for year	1,987	79	—	(13,573)	—	(11,507)
Cash at beginning of year	548	—	—	34,352	—	34,900

Cash at end of year	$2,535	$79	$—	$20,779	$—	$23,393

Interest	$10,522	$3,920	$—	$6,164		$20,606
Income taxes	6,986	708	—	13,553		21,247

FINANCIAL STATEMENTS OF STANDARD COMMERCIAL CORPORATION

FOR THE QUARTER AND NINE MONTHS ENDED DECEMBER 31, 2004

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31		March 31 2004*
	2004	2003*
	(unaudited)	(unaudited)
ASSETS
Cash	$39,609	$22,025	$27,673
Receivables	231,873	178,303	182,317
Inventories	267,510	241,838	241,330
Assets of discontinued operations	123,431	177,505	178,504
Prepaid expenses	8,829	6,621	4,901
Marketable securities	1,883	1,179	1,334

Current assets	673,135	627,471	636,059

Property, plant and equipment	161,647	147,704	151,510
Investment in affiliates	10,181	8,094	9,480
Goodwill	9,003	9,003	9,003
Other assets	45,487	36,073	33,962

Total assets	$899,453	$828,345	$840,014

LIABILITIES
Short-term borrowings	$242,064	$271,575	$253,847
Current portion of long-term debt	19,975	8,508	8,476
Accounts payable and accrued liabilities	174,550	106,724	132,233
Liabilities of discontinued operations	46,899	30,302	45,292
Taxes accrued	4,464	15,167	11,698

Current liabilities	487,952	432,276	451,546

Long-term debt	175,026	83,154	91,814
Convertible subordinated debentures	—	45,051	45,051
Retirement and other benefits	21,639	15,536	20,105
Deferred income taxes	1,473	4,316	434

Total liabilities	686,090	580,333	608,950

MINORITY INTERESTS	2,023	2,008	2,000

SHAREHOLDERS’ EQUITY
Preferred stock, $1.65 par value; authorized shares 1,000,000, Issued none	—	—	—
Common stock, $0.20 par value; authorized shares 100,000,000, Issued 16,358,774 (December 03 – 16,256,022; Mar 04 – 16,298,557)	3,272	3,251	3,260
Additional paid-in capital	112,701	111,001	111,796
Unearned restricted stock plan compensation	(3,067)	(3,628)	(3,176)
Treasury shares, 2,617,707 (December 03 – 2,617,707; Mar 04 – 2,617,707)	(4,250)	(4,250)	(4,250)
Retained earnings	127,242	160,194	149,428
Accumulated other comprehensive loss	(24,558)	(20,564)	(27,994)

Total shareholders’ equity	211,340	246,004	229,064

Total liabilities and shareholders’ equity	$899,453	$828,345	$840,014

The accompanying notes are an integral part of these consolidated financial statements.

*	Certain amounts reclassified to comply with the current period presentation as a result of discontinuing the Italian tobacco operations.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands, except per share data; unaudited)

	Third quarter ended December 31		Nine months ended December 31
	2004	2003*	2004	2003*
Sales	$244,746	$184,268	$650,614	$536,612
Cost of sales - materials, services and supplies	201,725	152,647	548,355	432,445
- interest	3,232	3,080	9,040	7,926

Gross Profit	39,789	28,541	93,219	96,241
Selling, general and administrative expenses	22,703	18,900	68,081	56,211
Other interest expense	3,200	581	9,383	2,910
Other income (expense) – net	(48)	1,233	740	2,230

Income before taxes	13,838	10,293	16,495	39,350
Income tax benefit (expense)	(2,557)	(3,279)	(3,015)	(12,468)

Income after taxes	11,281	7,014	13,480	26,882
Minority interests	(516)	(192)	(185)	(53)
Equity in earnings of affiliates	300	105	700	672

Income from continuing operations	11,065	6,927	13,995	27,501
Loss from discontinued operations, net of income tax benefit (charge) of $(77) and $1,879 three months to Dec 31, 2004 and 2003; $(119) and $2,844 nine months to Dec 31, 2004 and 2003	(4,664)	(3,296)	(32,582)	(31,567)

Net income (loss)	6,401	3,631	(18,587)	(4,066)
Retained earnings at beginning of period	122,043	157,755	149,428	167,495
Common stock dividends	(1,202)	(1,192)	(3,599)	(3,235)

Retained earnings at end of period	$127,242	$160,194	$127,242	$160,194

Earnings (loss) per common share
Basic:
From continuing operations	$0.81	$0.51	$1.02	$2.03
From discontinued operations	(0.34)	(0.24)	(2.38)	(2.32)

Net	$0.47	$0.27	$(1.36)	$(0.29)

Average shares outstanding	13,738	13,631	13,708	13,595
Diluted:
From continuing operations	$0.81	$0.49	$1.02	$1.92
From discontinued operations	(0.34)	(0.22)	(2.37)	(2.08)

Net	$0.47	$0.27	$(1.35)	$(0.16)

Average shares outstanding	13,762	15,246	13,732	15,188
Dividend declared per common share	$0.0875	$0.0875	$0.2625	$0.2375

The accompanying notes are an integral part of these consolidated financial statements.

*	Certain amounts reclassified to comply with the current period presentation as a result of discontinuing the Italian tobacco operations.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	Nine months ended December 31
	2004	2003*
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(18,587)	$(4,066)
Loss from discontinued operations	32,582	31,567
Depreciation and amortization	15,351	12,158
Minority interest	185	53
Deferred income taxes	1,040	(436)
Undistributed earnings of affiliates net of dividends received	(700)	(672)
Redemption premium on repayment of debt	964	—
(Gain) loss on disposition of fixed assets	(175)	44
Other	(8,671)	(8,628)

	21,989	30,020
Net changes in working capital other than cash
Receivables and prepaid expenses	(51,669)	(21,321)
Inventories	(23,706)	(51,309)
Current liabilities	34,980	(26,389)

Cash used in continuing operations	(18,406)	(68,999)
Cash provided by (used in) discontinued operations	7,105	(3,221)

CASH USED IN OPERATING ACTIVITIES	(11,301)	(72,220)

CASH FLOW FROM INVESTING ACTIVITIES
Property, plant and equipment - additions	(23,287)	(23,437)
- dispositions	893	179

Cash used in continuing operations	(22,394)	(23,258)
Cash provided by (used in) discontinued operations	12	(2,735)

CASH USED IN INVESTING ACTIVITIES	(22,382)	(25,993)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in short-term borrowings **	5,197	89,472
Proceeds from long-term borrowings	168,008	13,596
Repayment of long-term borrowings	(13,173)	(6,961)
Repayment of debt	(111,192)	—
Dividends paid	(3,599)	(3,235)
Other	917	147

CASH PROVIDED BY FINANCING ACTIVITIES	46,158	93,019

Effect of exchange rate changes on cash	(539)	650

Increase (decrease) in cash for period	11,936	(4,544)
Cash at beginning of period	27,673	26,569

CASH AT END OF PERIOD	$39,609	$22,025

Cash payments for - interest	$17,774	$10,976
- income taxes	$7,490	$7,886
** Includes UK Wool operation short-term borrowings transferred to discontinued liabilities	$16,980	$—

The accompanying notes are an integral part of these consolidated financial statements.

*	Certain amounts reclassified to comply with the current period presentation as a result of discontinuing the Italian tobacco operations.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The interim statements presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s latest Annual Report on Form 10-K. The interim period consolidated financial statements have been prepared by the Company without audit and contain all of the adjustments which are, in the opinion of the management, necessary for a fair statement of the financial condition and results of operations. All such adjustments are of normal, recurring nature and there were no material changes in accounting policies during the period ended December 31, 2004. Because of the nature of the Company’s business, fluctuations in results for interim periods are not necessarily indicative of business trends or results to be expected for other interim periods or a full year.

2.	DISCONTINUED OPERATIONS

Tobacco Operation

During the second quarter of the current fiscal year, the Company decided to discontinue its tobacco processing operations in Italy due to the leaf tobacco market conditions and the continuing strengthening of Euro currency which have had significant adverse impact on its results. As a result of this decision, the Company has accounted for the Italian operation as a discontinued operation in accordance with the provisions of the Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Long-Lived Assets. The assets and associated liabilities of this Italian operation have been classified as held for sale in the accompanying consolidated balance sheet. The Company ceased processing tobacco and has notified the Italian authorities in accordance with Italian law. The Company also reached a termination agreement with a majority of its employees. The facility is expected to be sold before the end of the second quarter of fiscal 2006. The Italian operation is expected to incur additional operating losses until final disposition.

The Italian trading loss for the quarter and nine months ended December 31, 2004, excluding the loss to discontinue the operation, was $3.7 million and $13.7 million respectively versus a loss of $0.5 million and income of $2.1 million in the prior year periods.

The write-down of long-lived assets recorded in the nine months ended December 31, 2004 to discontinue the operation was $10.7 million. The fair value of the buildings was based on external appraisals and is the difference between the carrying value of the net assets and their fair value, less estimated selling costs. The fair value of the equipment and other assets has been determined based on negotiations with prospective purchasers and comparison with other industry transactions. In addition, the Company incurred and recorded costs of $4.1 million during the nine months ended December 31, 2004. No tax benefit on the losses to discontinue the Italian operation was recorded due to the uncertainty of the Company’s ability to ultimately receive a tax benefit.

Revenues and the assets and liabilities for the Italian operation were as follows:

	Third quarter ended December 31		Nine months ended December 31
(In thousands)	2004	2003	2004	2003
Revenues	$4,011	$7,307	$32,777	$39,132

	December 31		March 31 2004
(In thousands)	2004	2003
Inventory	$32,746	$38,316	$51,004
Receivables	13,412	16,067	14,364
Other assets	10,988	18,493	18,008

Assets	57,146	72,876	83,376
Accounts payable and other liabilities	7,213	7,886	13,909

Net assets of discontinued operation	$49,933	$64,990	$69,467

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	DISCONTINUED OPERATIONS (Continued)

Tobacco debt guaranteed by the Company not included in discontinued operation was as follows:

	December 31		March 31 2004
(In thousands)	2004	2003
Bank borrowings	$—	$1,885	$2,396
Current portion of long-term debt	999	905	884

Total current	999	2,790	3,280
Long-term portion of long-term debt	5,092	5,516	5,281

Total debt guaranteed	$6,091	$8,306	$8,561

Wool Operations

During the second quarter of fiscal 2004, the Company decided to focus on the core tobacco operations and close all its wool operations which were located in the UK, Chile, France, Germany and Australia. As a result of this decision to dispose of these operations, they have been classified as held for sale, under SFAS No. 144, in the accompanying consolidated balance sheet. The unit in Australia was sold in fiscal 2004. The operations of the processing mill in France were shutdown in April 2004. The operations in the UK and Chile were sold in January 2005. The remaining French assets, along with the remaining trading operations in France and Germany, are the subjects of separate sales negotiations. These negotiations were expected to be finalized by September 30, 2004; however, as a result of delays caused by governmental intervention in France, the sale or termination of the remaining units is expected to be substantially complete by March 31, 2005.

These wool units are expected to incur additional operating losses until final disposition. Once disposed, the Company will not retain a financial interest and it has not identified any significant contingent liabilities that would delay or significantly alter the plan of disposition. The Company will continue to guarantee the debt of the wool units until disposition, at which time it does not expect to provide any guarantees for the obligations or commitments of the wool units.

The Company has accounted for the sale of the wool units as discontinued operations, in accordance with the provisions of SFAS No. 144. The results for all periods presented are included in the consolidated financial statements as discontinued operations. As noted above, because the existing debt of the wool units is guaranteed by the Company, it has not included any such debt in liabilities of discontinued operations.

The wool operating loss, which primarily relates to overhead incurred, for the quarter and nine months ended December 31, 2004 was $0.9 and $4.1 million respectively versus $2.8 and $7.0 million in the prior year periods. The estimated loss to discontinue wool operations of $26.6 million was recorded during the nine months ended December 31, 2003.

Revenues and the assets and liabilities for these units were as follows:

	Third quarter ended December 31		Nine months ended December 31
(In thousands)	2004	2003	2004	2003
Revenues	$28,545	$55,196	$91,839	$136,497

	December 31		March 31 2004
(In thousands)	2004	2003
Inventory	$30,267	$65,190	$50,827
Receivables	32,412	38,605	40,826
Other assets	3,606	834	3,475

Assets	66,285	104,629	95,128
Accounts payable and other liabilities	39,686	22,416	31,383

Net assets of discontinued operations	$26,599	$82,213	$63,745

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	DISCONTINUED OPERATIONS (Continued)

Included in the net assets of discontinued operations for sale at December 31, 2004 are assets of $29.4 million and liabilities of $22.9 million related to the operations in the UK and Chile that were disposed of in January 2005.

Wool debt guaranteed by the Company not included in discontinued operations was as follows:

	December 31		March 31 2004
(In thousands)	2004	2003
Bank borrowings	$5,842	$57,718	$44,974
Current portion of long-term debt	—	313	305

Total current	5,842	58,031	45,279
Long-term portion of long-term debt	210	195	190

Total debt guaranteed	$6,052	$58,226	$45,469

3.	COMPREHENSIVE INCOME

The components of comprehensive income (loss) were as follows:

	Third quarter ended December 31		Nine months ended December 31
(In thousands)	2004	2003	2004	2003
Net income (loss)	$6,401	$3,631	$(18,587)	$(4,066)
Other comprehensive income (loss):
Reclassification for translation adjustment recognized in net income (loss)	—	—	1,708	2,772
Translation adjustment	1,780	4,543	1,778	7,014
Derivative financial instruments	(282)	110	(50)	(546)

Total comprehensive income (loss)	$7,899	$8,284	$(15,151)	$5,174

4.	EARNINGS PER SHARE

Earnings per share has been presented in conformity with SFAS No. 128. The diluted earnings per share for the quarter and nine months ended December 31, 2003 include the effect of the convertible subordinated debentures which were redeemed in April 2004, which if converted would have increased the weighted number of shares and net income applicable to common stock. The weighted number of shares were increased by shares subject to employee stock options. Employee stock options with exercise prices greater than the average market price of common shares were not included in computation of diluted earnings per share.

5.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s derivative usage is principally foreign currency forwards. These contracts typically have maturities of less than one year. As a matter of policy, the Company does not use derivative instruments unless there is an underlying exposure. The Company’s foreign currency forwards have been designated and qualify as cash flow hedges under the criteria of SFAS No. 133. SFAS No. 133 requires that the effective portion of the changes in fair value of derivatives that qualify as cash flow hedges be recognized in other comprehensive income, while the ineffective portion be recognized immediately in earnings. The fair value of the Company’s foreign currency forward contracts at December 31, 2004 was $2.7 million with a notional value of $2.7 million.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	STOCK-BASED COMPENSATION

The Company has adopted SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123. As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for stock options under the intrinsic value method of recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. No stock-based employee compensation cost is reflected in net income (loss) because all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. As required by SFAS No. 148, the following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, to stock-based employee compensation:

	Third quarter ended December 31		Nine months ended December 31
	2004	2003	2004	2003
Net income (loss) (in thousands):
As reported	$6,401	$3,631	$(18,587)	$(4,066)
Deduct –Total stock-based compensation expense determined under fair value method of all awards, net of tax	(57)	(69)	(57)	(195)

Pro forma	$6,344	$3,562	$(18,644)	$(4,261)

Diluted	$6,401	$4,170	$(18,587)	$(2,449)
Deduct –Total stock-based compensation expense determined under fair value method of all awards, net of tax	(57)	(69)	(57)	(195)

Pro forma	$6,344	$4,101	$(18,644)	$(2,644)

Basic earnings (loss) per share:
As reported	$0.47	$0.27	$(1.36)	$(0.29)
Pro forma	$0.46	$0.26	$(1.36)	$(0.31)

Diluted earnings (loss) per share:
As reported	$0.47	$0.27	$(1.35)	$(0.16)
Pro forma	$0.46	$0.26	$(1.36)	$(0.17)

7.	GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 uses a non-amortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives and also requires at least an annual assessment for impairment by applying a fair-value- based test. Intangible assets with finite useful lives will continue to be amortized over their useful lives.

SFAS No. 142 requires that goodwill be tested for impairment annually at the same time each year and on an interim basis when events or circumstances change. The Company performs its annual goodwill impairment test as of September 30, and any subsequent impairment losses, if any, will be reflected in operating income in the statements of income. The Company completed its impairment test and there was no impairment identified at September 30, 2004, nor any events or changes in circumstances which would indicate an impairment as of December 31, 2004.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

The carrying value of intangible assets other than goodwill as of December 31, 2004 represents deferred long-term debt financing fees. These intangible assets were determined by management to meet the criterion for recognition apart from goodwill and to have finite lives. The Company did not have any indefinite-lived intangible assets, other than goodwill. In conjunction with the debt refinancing discussed in Note 12, the Company wrote-off $1.4 million of deferred financing fees during the nine months ended December 31, 2004. Based on management’s analysis of all pertinent factors, no adjustments were necessary to the remaining useful lives of these assets, which will continue to be amortized on a straight-line basis through 2012.

INTANGIBLES (In thousands)	Total
At April 1, 2004	$1,368
Additions – deferred financing fees	6,223
Less amortization	(2,590)

Balance as of December 31, 2004	$5,001

8.	PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

	Defined Benefit Pension Plans Nine months ended December 31		Other Post-retirement Benefits Nine months ended December 31
(In thousands)	2004	2003	2004	2003
Service cost	$2,912	$2,333	$344	$280
Interest cost	3,240	2,808	575	522
Expected return on plan assets	(2,805)	(2,191)	—	—
Amortization of prior service cost	109	46	—	(104)
Recognized net actuarial loss	880	815	125	27

Net periodic benefit cost	$4,336	$3,811	$1,044	$725

Employer Contributions

Pension Plans

The Company has defined benefit pension plans which cover employees in the United States and a number of other countries. Benefits are based on length of service and eligible compensation. The Company’s funding policy is to contribute to those plans when pension laws and economies either require or encourage funding. As previously disclosed in the Company’s financial statements for the year ended March 31, 2004, the Company expects to contribute $2.4 million to its U.S. qualified pension plan trust in fiscal 2005. No contributions were made to this plan in the first nine months of fiscal 2005. The Company also has a non-qualified supplemental pension plan to which it made $44,000 of benefit payments in the first nine months of fiscal 2005.

Other Post-retirement Benefits

The Company also provides health care and life insurance benefits for substantially all of its retired salaried employees in the U.S. These benefits are accounted for in accordance with SFAS No. 106, Employers Accounting for Post-retirement Benefits Other Than Pensions, which requires the accrual of the estimated cost of retiree benefit payments during the years the employee provides services. The Company expects the ongoing impact of SFAS No. 106 as it relates to employees of foreign subsidiaries to be immaterial. In fiscal 2005, the Company does not expect to contribute assets to its other post-retirement benefit plan trust. Benefit payments to retirees under the plan are expected to be approximately $700,000 for this year. In the first nine months of fiscal 2005, the Company made benefit payments of $511,000 to the plan.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. In accordance with guidance issued by the FASB in FASB Staff Position 106-1, the Company has elected to defer the effects of the Act due to uncertainties regarding the effects of the implementation of the Act and the accounting for certain provisions of the Act. The FASB recently issued definitive accounting guidance for the Act in FASB Staff Position 106-2, which became effective for the Company in the quarter ended December 31, 2004. The Company believes there will be no impact on its benefit cost from the new legislation.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is the result of a broader effort by the FASB and the International Accounting Standards Board (“IASB”) to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the accounting for abnormal inventory costs. Both the FASB and the IASB agree that abnormal expenses should be recognized in the period in which they are incurred; however, the wording of International Accounting Standards (“IAS”) No. 2, Inventories, and Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing, led to inconsistent application of that principle. The FASB agreed that the wording in IAS No. 2 was less ambiguous and decided to incorporate portions of that language in ARB No. 43. As such, SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Based on current evaluations, the Company does not believe there will be a material impact on its consolidated financial statements as a result of the adoption of SFAS No. 151.

In December 2004, the FASB issued SFAS No. 153, Exchanges of non-monetary assets and amendment of APB Opinion No.29. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Non-monetary Transactions, for non-monetary exchanges of similar productive assets. SFAS No. 153 replaces this exception with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 shall be applied prospectively and is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123R requires companies to expense the value of employee stock options and similar awards. Share-based payments will be measured at fair value on the grant date, based on the estimated number of awards that are expected to vest. SFAS 123R applies to all unvested share-based awards outstanding at the company’s adoption date. SFAS 123R eliminates the exception to account for such awards using the intrinsic method previously allowable under APB No. 25. The effective date for public entities that file as small business issuers is the first interim or annual reporting period that begins after December 15, 2005. For all other public companies, including the Company, it is effective for interim and annual periods beginning after June 15, 2005. The Company is currently evaluating the effect of this pronouncement.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	LEGAL PROCEEDINGS

In October 2001, the Directorate General—Competition of the European Commission, or DG Comp, began conducting an administrative investigation of certain selling and buying practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy and Greece. The Company, through its local subsidiaries, cooperated fully with the investigation and discovered and voluntarily disclosed information which tended to establish that a number of leaf dealers, including its subsidiaries, jointly agreed with respect to green tobacco prices and purchase quantities. In respect of the Spanish investigation, on December 15, 2003, the DG Comp served on 20 entities within the Spanish leaf tobacco industry, including the Company and three of its subsidiaries, a Statement of Objections alleging certain infringements of the antitrust laws of the European Union. On October 20, 2004, the European Commission announced that as a result of its Spanish investigation it had imposed on the Company, its Spanish subsidiary and two other of the Company’s subsidiaries, a fine of Euros 1,822,500. A number of other tobacco processors, growers and agricultural associations were assessed fines in various amounts which, including the amount assessed against the Company, totaled Euros 20,000,000. The Company, along with its Spanish and other involved subsidiaries, have appealed the decision of the Commission to the Court of First Instance of the European Commission for the annulment or modification of the decision; but the outcome of the appeals process as to both timing and results is uncertain. The Company accrued a charge for the full amount of the fine in the quarter ended September 30, 2004.

On March 1, 2004, the DG Comp served a Statement of Objections on 11 entities within the Italian leaf tobacco industry, including the Company and one of its subsidiaries. The Company responded to the Statement and has cooperated in the investigations. Through the Statement, DG Comp intends to impose, where appropriate and probably in 2005, administrative penalties on the entities it determines have infringed the EC Competition law. The Company expects to be assessed penalties in the Italian case and expects that the penalties could be material to its earnings, but believes that there may be mitigating circumstances in the investigation, including the Company’s cooperation with the DG Comp. The Company is unable to assess the amount of any penalties which might be imposed.

Except for the above, neither the Company nor any of its subsidiaries are currently involved in any litigation that it believes would, individually or in the aggregate, have a material adverse effect on its consolidated financial position, consolidated results of operations, or liquidity nor, to its knowledge, is any such litigation currently threatened against the Company or its subsidiaries.

11.	SUBSEQUENT EVENTS

On January 14, 2005, the Company completed the sale of its wool investments in the UK and Chile.

12.	DEBT

On April 2, 2004, the Company’s major tobacco subsidiaries entered into a new three year unsecured revolving bank facility to replace the existing revolving bank credit facility. The new facility provides for borrowings of $150.0 million for working capital and other general corporate purposes, and the interest rate on borrowings under the facility is variable. The rate is currently LIBOR plus 2.0%. The borrowings under the facility are guaranteed by the Company and certain of its tobacco subsidiaries. The new facility includes certain financial covenants that, among other things, require the Company to maintain tangible net worth, current ratio, interest cover ratio and also includes certain borrowing base restrictions. The Company was in compliance with all financial covenants as of December 31, 2004.

On April 2, 2004, the Company issued $150.0 million of 8% senior notes due 2012. The proceeds were used to redeem the $45.1 million outstanding 7 ¼% convertible subordinated debentures and to retire the $65.2 million 8 7/8% senior notes due 2005. The new notes are guaranteed by the Company’s U.S. tobacco subsidiary on a senior unsecured basis. The indenture governing these senior notes contains certain covenants that, among other things, limit the Company’s ability to (1) pay dividends, (2) incur additional indebtedness, (3) transfer or issue shares of capital stock of subsidiaries to third parties, (4) sell assets, (5) issue preferred stock, (6) incur or assume any liens that secures obligations under any indebtedness on any asset or property, or (7) merge with or into any entity.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	SENIOR NOTES

On April 2, 2004, $150 million of 8 % Senior Notes due 2012 were issued by the Company and guaranteed by Standard Commercial Tobacco Co., Inc., its wholly owned U.S. tobacco subsidiary, on a senior unsecured fully and unconditionally basis. Management has determined that full financial statements of the Guarantor would not be material to investors and such financial statements are not provided. The following supplemental combining financial statements present information regarding the Company and the Guarantor.

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING BALANCE SHEET

December 31, 2004

(In thousands; unaudited)

	Standard Commercial Corporation (Issuer)	Standard Commercial Tobacco Co. Inc. (Guarantor)	Standard Wool Inc. (Non- Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Assets
Cash	$302	$24,254	$—	$15,053	$—	$39,609
Receivables	2	17,667	—	214,204	—	231,873
Intercompany receivables	176,492	168,661	—	95,319	(440,472)	—
Inventories	—	81,348	—	186,162	—	267,510
Assets of discontinued operations	—	—	—	123,431	—	123,431
Prepaid expenses	151	309	—	8,369	—	8,829
Marketable securities	1	—	—	1,882	—	1,883

Current assets	176,948	292,239	—	644,420	(440,472)	673,135
Property, plant and equipment	—	44,655	—	116,992	—	161,647
Investment in subsidiaries	246,802	186,820	—	150,063	(583,685)	—
Investment in affiliates	—	—	—	10,181	—	10,181
Other noncurrent assets	18,369	538	—	35,583	—	54,490

Total assets	$442,119	$524,252	$—	$957,239	$(1,024,157)	$899,453

Liabilities
Short-term borrowings	$—	$37,843	$—	$204,221	$—	$242,064
Current portion of long-term debt	—	—	—	19,975	—	19,975
Accounts payable and accrued liabilities	13,645	30,596	—	130,309	—	174,550
Liabilities of discontinued operations	4,063	—	—	42,836	—	46,899
Intercompany accounts payable	72,516	191,875	—	176,081	(440,472)	—
Taxes accrued	(11,909)	2,003	—	14,370	—	4,464

Current liabilities	78,315	262,317	—	587,792	(440,472)	487,952
Long-term debt	150,000	—	—	25,026	—	175,026
Retirement and other benefits	1,219	10,451	—	9,969	—	21,639
Deferred income taxes	(950)	(221)	—	2,644	—	1,473

Total liabilities	228,584	272,547	—	625,431	(440,472)	686,090

Minority interests	—	—	—	2,023	—	2,023

Shareholders’ equity
Common stock	3,272	993	—	138,253	(139,246)	3,272
Additional paid-in capital	112,701	130,860	—	60,564	(191,424)	112,701
Unearned restricted stock plan compensation	(872)	(688)	—	(1,507)	—	(3,067)
Treasury stock at cost	(4,250)	—	—	—	—	(4,250)
Retained earnings	127,242	129,100	—	157,033	(286,133)	127,242
Accumulated other comprehensive loss	(24,558)	(8,560)	—	(24,558)	33,118	(24,558)

Total shareholders’ equity	213,535	251,705	—	329,785	(583,685)	211,340

Total liabilities and equity	$442,119	$524,252	$—	$957,239	$(1,024,157)	$899,453

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Third quarter ended December 31, 2004

(In thousands; unaudited)

	Standard Commercial Corporation (Issuer)	Standard Commercial Tobacco Co. Inc. (Guarantor)	Standard Wool Inc. (Non- Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$—	$60,211	$—	$236,697	$(52,162)	$244,746
Cost of sales:
Materials services and supplies	—	52,291	—	201,596	(52,162)	201,725
Interest	—	123	—	3,109	—	3,232

Gross profit	—	7,797	—	31,992	—	39,789
Selling, general & administrative expenses	3,298	4,508	—	14,897	—	22,703
Other interest expense	3,335	125	—	(260)	—	3,200
Other income (expense) net	2,104	(1,451)	—	(701)	—	(48)

Income (loss) before taxes	(4,529)	1,713	—	16,654	—	13,838
Income tax expense (benefit)	(1,340)	609	—	3,288	—	2,557

Income (loss) after taxes	(3,189)	1,104	—	13,366	—	11,281
Minority interests	—	—	—	(516)	—	(516)
Equity in earnings of affiliates	—	—	—	300	—	300
Equity in earnings of subsidiaries	14,254	13,150	—	—	(27,404)	—

Income (loss) from continuing operations	11,065	14,254	—	13,150	(27,404)	11,065
Discontinued operations	(4,664)	(3,756)	—	(4,514)	8,270	(4,664)

Net income (loss)	6,401	10,498	—	8,636	(19,134)	6,401
Retained earnings at beginning of period	122,043	118,602	—	148,397	(266,999)	122,043
Common stock dividends	(1,202)	—	—	—	—	(1,202)

Retained earnings at end of period	$127,242	$129,100	$—	$157,033	$(286,133)	$127,242

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Nine months ended December 31, 2004

(In thousands; unaudited)

	Standard Commercial Corporation (Issuer)	Standard Commercial Tobacco Co. Inc. (Guarantor)	Standard Wool Inc. (Non- Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$—	$151,071	$—	$730,607	$(231,064)	$650,614
Cost of sales:
Materials services and supplies	—	130,128	—	649,291	(231,064)	548,355
Interest	—	237	—	8,803	—	9,040

Gross profit	—	20,706	—	72,513	—	93,219
Selling, general & administrative expenses	7,972	14,885	—	45,224	—	68,081
Other interest expense	9,653	1,511	—	(1,781)	—	9,383
Other income (expense) net	5,871	(3,629)	—	(1,502)	—	740

Income (loss) before taxes	(11,754)	681	—	27,568	—	16,495
Income tax expense (benefit)	(4,086)	216	—	6,885	—	3,015

Income (loss) after taxes	(7,668)	465	—	20,683	—	13,480
Minority interests	—	—	—	(185)	—	(185)
Equity in earnings of affiliates	—	—	—	700	—	700
Equity in earnings of subsidiaries	21,663	21,198	—	—	(42,861)	—

Income (loss) from continuing operations	13,995	21,663	—	21,198	(42,861)	13,995
Discontinued operations	(32,582)	(28,519)	—	(20,471)	48,990	(32,582)

Net income (loss)	(18,587)	(6,856)	—	727	6,129	(18,587)
Retained earnings at beginning of period	149,428	135,956	—	156,306	(292,262)	149,428
Common stock dividends	(3,599)	—	—	—	—	(3,599)

Retained earnings at end of period	$127,242	$129,100	$—	$157,033	$(286,133)	$127,242

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Nine months ended December 31, 2004

(In thousands; unaudited)

	Standard Commercial Corporation (Issuer)	Standard Commercial Tobacco Co. Inc. (Guarantor)	Standard Wool Inc. (Non- Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used in) operating activities	$(96,793)	$80,034	$—	$5,458	$—	$(11,301)

Cash flows from investing activities
Property, plant and equipment
—additions	—	(7,046)	—	(16,241)	—	(23,287)
—disposals	—	412	—	481	—	893

Cash used in continuing activities	—	(6,634)	—	(15,760)	—	(22,394)
Cash provided by discontinued activities	—	—	—	12	—	12

Cash used in investing activities	—	(6,634)	—	(15,748)	—	(22,382)

Cash flows from financing activities:
Proceeds from long-term borrowings	145,651	—	—	22,357	—	168,008
Repayment of long-term borrowings	—	—	—	(13,173)	—	(13,173)
Net change in short-term borrowings	—	15,014	—	(9,817)	—	5,197
Dividends received / (paid)	(3,599)	—	—	—	—	(3,599)
Repayment of debt	(45,051)	(66,141)	—	—	—	(111,192)
Other	—	917	—	—	—	917

Cash provided by (used in) financing activities	97,001	(50,210)	—	(633)	—	46,158

Effect of exchange rate changes on cash	—	—	—	(539)	—	(539)

Increase (decrease) in cash for period	208	23,190	—	(11,462)	—	11,936
Cash at beginning of period	94	1,064	—	26,515	—	27,673

Cash at end of period	$302	$24,254	$—	$15,053	$—	$39,609

Interest	$7,052	$3,514	$—	$7,208		$17,774
Income taxes	—	3,318	—	4,172		7,490

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING BALANCE SHEET

December 31, 2003

(In thousands; unaudited)

	Standard Commercial Corporation (Guarantor)	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Wool Inc. (Non- Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Assets
Cash	$255	$883	$—	$20,887	$—	$22,025
Receivables	18	26,505	—	151,780	—	178,303
Intercompany receivables	21,414	106,325	—	59,651	(187,390)	—
Inventories	—	69,265	—	172,573	—	241,838
Assets of discontinued operations	—	—	—	177,505	—	177,505
Prepaid expenses	(456)	3,883	—	3,194	—	6,621
Marketable securities	1	—	—	1,178	—	1,179

Current assets	21,232	206,861	—	586,768	(187,390)	627,471
Property, plant and equipment	—	39,996	—	107,708	—	147,704
Investment in subsidiaries	254,458	189,577	—	160,660	(604,695)	—
Investment in affiliates	—	—	—	8,094	—	8,094
Other noncurrent assets	13,590	(1,157)	—	32,643	—	45,076

Total assets	$289,280	$435,277	$—	$895,873	$(792,085)	$828,345

Liabilities
Short-term borrowings	$—	$39,798	$—	$231,777	$—	$271,575
Current portion of long-term debt	—	—	—	8,508	—	8,508
Accounts payable and accrued liabilities	1,540	17,752	—	87,432	—	106,724
Liabilities of discontinued operations	—	—	—	30,302	—	30,302
Intercompany accounts payable	3,436	31,609	—	152,345	(187,390)	—
Taxes accrued	(10,343)	10,349	—	15,161	—	15,167

Current liabilities	(5,367)	99,508	—	525,525	(187,390)	432,276
Long-term debt	—	65,177	—	17,977	—	83,154
Convertible subordinated debentures	45,051	—	—	—	—	45,051
Retirement and other benefits	1,047	9,612	—	4,877	—	15,536
Deferred income taxes	(428)	(1,480)	—	6,224	—	4,316

Total liabilities	40,303	172,817	—	554,603	(187,390)	580,333

Minority interests	—	—	—	2,008	—	2,008

Shareholders’ equity
Common stock	3,251	993	—	148,765	(149,758)	3,251
Additional paid-in capital	111,001	130,860	—	60,564	(191,424)	111,001
Unearned restricted stock plan compensation	(655)	(882)	—	(2,091)	—	(3,628)
Treasury stock at cost	(4,250)	—	—	—	—	(4,250)
Retained earnings	160,194	135,577	—	152,342	(287,919)	160,194
Accumulated other comprehensive loss	(20,564)	(4,088)	—	(20,318)	24,406	(20,564)

Total shareholders’ equity	248,977	262,460	—	339,262	(604,695)	246,004

Total liabilities and equity	$289,280	$435,277	$—	$895,873	$(792,085)	$828,345

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Third quarter ended December 31, 2003

(In thousands; unaudited)

	Standard Commercial Corporation (Guarantor)	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Wool Inc. (Non- Guarantor)	Other Subsidiaries (Non - Guarantors)	Eliminations	Total
Sales	$—	$69,510	$—	$151,102	$(36,344)	$184,268
Cost of sales:
Materials services and supplies	—	57,974	—	131,017	(36,344)	152,647
Interest	—	583	—	2,497	—	3,080

Gross profit	—	10,953	—	17,588	—	28,541
Selling, general & administrative expenses	(5,732)	11,632	—	13,000	—	18,900
Other interest expense	544	1,110	—	(1,073)	—	581
Other income (expense) net	(169)	1,083	—	319	—	1,233

Income (loss) before taxes	5,019	(706)	—	5,980	—	10,293
Income tax expense (benefit)	1,907	(307)	—	1,679	—	3,279

Income (loss) after taxes	3,112	(399)	—	4,301	—	7,014
Minority interests	—	—	—	(192)	—	(192)
Equity in earnings of affiliates	—	—	—	105	—	105
Equity in earnings of subsidiaries	3,815	4,214	—	—	(8,029)	—

Income from continuing operations	6,927	3,815	—	4,214	(8,029)	6,927
Discontinued operations	(3,296)	2,884	—	2,884	(5,768)	(3,296)

Net income (loss)	3,631	6,699	—	7,098	(13,797)	3,631
Retained earnings at beginning of period	157,755	128,878	—	145,244	(274,122)	157,755
Common stock dividends	(1,192)	—	—	—	—	(1,192)

Retained earnings at end of period	$160,194	$135,577	$—	$152,342	$(287,919)	$160,194

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Nine months ended December 31, 2003

(In thousands; unaudited)

	Standard Commercial Corporation (Guarantor)	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Wool Inc. (Non- Guarantor)	Other Subsidiaries (Non - Guarantors)	Eliminations	Total
Sales	$—	$153,454	$—	$534,774	$(151,616)	$536,612
Cost of sales:
Materials services and supplies	—	127,300	—	456,761	(151,616)	432,445
Interest	—	969	—	6,957	—	7,926

Gross profit	—	25,185	—	71,056	—	96,241
Selling, general & administrative expenses	(2,757)	18,350	—	40,618	—	56,211
Other interest expense	2,431	3,708	—	(3,229)	—	2,910
Other income (expense) net	(350)	3,544	—	(964)	—	2,230

Income (loss) before taxes	(24)	6,671	—	32,703	—	39,350
Income tax expense (benefit)	(9)	2,496	—	9,981	—	12,468

Income (loss) after taxes	(15)	4,175	—	22,722	—	26,882
Minority interests	—	—	—	(53)	—	(53)
Equity in earnings of affiliates	—	—	—	672	—	672
Equity in earnings of subsidiaries	27,516	23,341	—	—	(50,857)	—

Income from continuing operations	27,501	27,516	—	23,341	(50,857)	27,501
Discontinued operations	(31,567)	(7,934)	16,551	(7,934)	(683)	(31,567)

Net income (loss)	(4,066)	19,582	16,551	15,407	(51,540)	(4,066)
Retained earnings at beginning of period	167,495	123,495	(16,551)	136,935	(243,879)	167,495
Common stock dividends	(3,235)	(7,500)	—	—	7,500	(3,235)

Retained earnings at end of period	$160,194	$135,577	$—	$152,342	$(287,919)	$160,194

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Nine months ended December 31, 2003

(In thousands; unaudited)

	Standard Commercial Corporation (Guarantor)	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Wool Inc. (Non- Guarantor)	Other Subsidiaries (Non - Guarantors)	Eliminations	Total
Cash used in operating activities	$(4,211)	$(2,597)	$—	$(65,412)	$—	$(72,220)

Cash flows from investing activities
Property, plant and equipment
—additions	—	(7,504)	—	(15,933)	—	(23,437)
—disposals	—	—	—	179	—	179

Cash used in continuing activities	—	(7,504)	—	(15,754)	—	(23,258)
Cash used in discontinued activities	—	—	—	(2,735)	—	(2,735)

Cash used in investing activities	—	(7,504)	—	(18,489)	—	(25,993)

Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	13,596	—	13,596
Repayment of long-term borrowings	—	—	—	(6,961)	—	(6,961)
Net change in short-term borrowings	—	18,021	—	71,451	—	89,472
Dividends received / (paid)	4,265	(7,500)	—	—	—	(3,235)
Other	147	—	—	—	—	147

Cash provided by financing activities	4,412	10,521	—	78,086	—	93,019

Effect of exchange rate changes on cash	—	—	—	650	—	650

Increase (decrease) in cash for period	201	420	—	(5,165)	—	(4,544)
Cash at beginning of period	54	463	—	26,052	—	26,569

Cash at end of period	$255	$883	$—	$20,887	$—	$22,025

Interest	$1,615	$3,318	$—	$6,043		$10,976
Income taxes	1,180	—	—	6,706		7,886

(b)	Pro Forma Financial Information.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The unaudited condensed combined pro forma financial data presented below give effect to the Merger and the Refinancing Transactions as if they had occurred on (1) December 31, 2004 for purposes of the unaudited condensed combined pro forma balance sheet, (2) April 1, 2003 for purposes of the unaudited condensed combined pro forma statement of income for the nine months ended December 31, 2004, and (3) April 1, 2003 for purposes of the unaudited condensed combined pro forma statement of income for the twelve months ended March 31, 2004. The unaudited condensed combined pro forma balance sheet and statements of income include the historical amounts of DIMON and Standard, adjusted to reclassify Standard’s information to a consistent presentation format and to reflect the pro forma adjustments related to the merger of Standard with and into DIMON and the related Refinancing Transactions. The DIMON historical consolidated statement of income for the twelve month period ended March 31, 2004 is derived from the audited historical consolidated statement of income for the nine month period ended March 31, 2004 and the unaudited consolidated statement of income for the three month period ended June 30, 2003, in each case, as amended and appearing in DIMON’s Current Report on Form 8-K dated December 10, 2004. The Standard historical consolidated statement of income for the twelve month period ended March 31, 2004 is derived from the audited historical consolidated statement of income for the twelve month period ended March 31, 2004 appearing in Standard’s Form 10-K dated March 31, 2004, as amended by Standard’s Current Report on Form 8-K dated December 3, 2004. The DIMON historical consolidated statement of income for the nine month period ended December 31, 2004 is derived from the unaudited consolidated statement of income for the nine month period ended December 31, 2004, appearing in DIMON’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004. The Standard historical consolidated statement of income for the nine month period ended December 31, 2004 is derived from the unaudited consolidated statement of income for the nine month period ended December 31, 2004, appearing in Standard’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004. The unaudited condensed combined pro forma financial data should be read in conjunction with the historical consolidated financial statements of DIMON and Standard.

This information is provided for illustrative purposes only and is not necessarily indicative of what Alliance One’s results of operations or financial position would have been if the merger and refinancing transactions had actually occurred on the dates specified. In addition, the unaudited condensed combined pro forma financial data are based on estimates and assumptions described in the notes accompanying the following statements, which estimates are preliminary and have been made solely for the purpose of developing such pro forma information. The unaudited condensed combined pro forma income statement data do not include any of the anticipated efficiencies, inefficiencies or cost savings expected to result from the integration of DIMON and Standard after completion of the merger.

Under the terms of the merger agreement, Standard shareholders received three shares of DIMON common stock for each share of Standard common stock outstanding. The unaudited condensed combined pro forma financial data assume that DIMON has issued 41.2 million shares of DIMON common stock to Standard shareholders in the merger based on 13.7 million shares of Standard common stock outstanding, which amount includes certain assumptions regarding vesting of restricted shares of Standard common stock and options to purchase shares of Standard common stock. For purposes of the unaudited condensed combined pro forma financial data, the fair value of the DIMON common stock issued in the merger is $262.2 million, which is based on the average closing price of DIMON common stock for the five trading days ranging from two days before to two days after November 8, 2004, the date the merger was announced, of $6.36 per share. As a result of these transactions, former Standard shareholders will own approximately 48% of the common stock of the combined company and the shareholders of DIMON will own approximately 52% of the common stock of combined company immediately following the closing of the merger.

In the Refinancing Transactions, Alliance One will repay or fund our offer to purchase:

•	DIMON’s $150.0 million senior credit facility, of which $3.6 million was outstanding as of December 31, 2004 (although approximately $83.5 million was outstanding at March 31, 2005);

•	DIMON’s $200.0 million of 9 5/8% senior notes due 2011;

•	DIMON’s $125.0 million of 7 3/4% senior notes due 2013;

•	DIMON’s $73.3 million of 6 1/4% convertible subordinated debentures due 2007;

•	Standard’s $150.0 million senior credit facility, of which approximately $117.1 million was outstanding as of December 31, 2004 (and of which $120.6 million was outstanding at March 31, 2005); and

•	Standard’s $150.0 million of 8% senior notes due 2012.

Alliance One will tender for, repay or redeem these financings and pay the costs and expenses of the merger and refinancing through:

•	the issuance of $315.0 million aggregate principal amount of 11% senior notes due 2012;

•	the issuance of $100.0 million new 12 3/4% senior subordinated notes due 2012, which are being sold at a 10% original issue discount; and

•	a new senior secured credit facility, currently expected to consist of (1) a three-year $300.0 million senior secured revolving credit line, of which approximately $60.0 million is expected to be drawn at closing, (2) a three-year $150.0 million senior secured term loan A, which will be partially funded at closing and fully funded within 60 days of closing to redeem DIMON’s convertible subordinated debentures, and (3) a five-year $200.0 million senior secured term loan B, which will be fully funded at closing.

DIMON will account for the merger using the purchase method of accounting. DIMON will record the assets (including identifiable intangible assets) and liabilities of Standard at their estimated fair value. The difference between the purchase price and the estimated fair value of Standard’s net assets and liabilities will result in goodwill.

Alliance One International and Subsidiaries

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

As of December 31, 2004

	As of December 31, 2004
(in thousands)	DIMON Historical	Standard Historical	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Financing Adjustments		Pro Forma Combined, as Adjusted
Assets
Cash	$25,075	$39,609			$64,684	$19,283	(n)	$83,967
Accounts receivable	181,447	127,214			308,661			308,661
Inventories	504,403	267,510	$15,000	(a)	786,913			786,913
Advances on purchases of tobacco	80,691	104,659			185,350			185,350
Assets of discontinued operations wool	—	66,285			66,285			66,285
Assets of discontinued operations tobacco	21,254	57,146			78,400			78,400
Prepaid expenses and other	44,271	10,712	(4,160	)(m)	50,823			50,823

Total current assets	857,141	673,135	10,840		1,541,116	19,283		1,560,399
Investments and other assets	53,086	10,181			63,267			63,267
Goodwill and other intangibles	163,140	9,003	97,699	(b)	269,842			269,842
Property, plant & equipment	225,246	161,647	82,521	(c)	469,414			469,414
Other long-term assets	73,058	45,487	(5,002	)(e)	113,543	(2,498	)(o)	111,045

TOTAL ASSETS	$1,371,671	$899,453	$186,058		$2,457,182	$16,785		$2,473,967

Liabilities and Shareholders’ Equity
Short-term borrowings	$235,748	$242,064			$477,812	$(117,118	)(p)	$360,694
Current portion of long-term debt	3,373	19,975			23,348			23,348
Accounts payable and accrued liabilities	73,470	118,234	$10,530	(d)	202,234			202,234
Advances from customers	110,576	56,316			166,892			166,892
Liabilities of discontinued operations wool	—	39,686			39,686			39,686
Liabilities of discontinued operations tobacco	2,576	7,213			9,789			9,789
Income taxes accrued	9,653	4,464			14,117			14,117

Total current liabilities	435,396	487,952	10,530		933,878	(117,118)		816,760
Long-term debt	412,145	175,026	2,013	(e)	589,184	214,629	(q)	803,813
Compensation and other benefits	92,869	21,639	20,012	(f)	134,520	(1,400	)(r)	133,120
Deferred income taxes	5,038	1,473	100,919	(g)	107,430	(27,764	)(s)	79,666
Minority interest	849	2,023			2,872			2,872
Shareholders’ equity	425,374	211,340	52,584	(h)	689,298	(51,562	)(t)	637,736

TOTAL LIABILITIES AND EQUITY	$1,371,671	$899,453	$186,058		$2,457,182	$16,785		$2,473,967

See “Notes to Unaudited Condensed Combined Pro Forma Financial Data.”

Alliance One International and Subsidiaries

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF CONSOLIDATED INCOME

Twelve Months Ended March 31, 2004

	Twelve Months Ended March 31, 2004
(in thousands, except per share amounts)	DIMON Historical	Standard Historical	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Financing Adjustments		Pro Forma Combined, as Adjusted
Sales and other operating revenues	$1,150,303	$738,640			$1,888,943			$1,888,943
Cost of goods and services sold	976,288	608,670	$7,040	(i)	1,591,998			1,591,998

Gross profit	174,015	129,970	(7,040)		296,945			296,945
Selling, administrative and general expenses	125,361	71,424	1,760	(j)	198,545			198,545
Other income	—	(2,840)			(2,840)			(2,840)
Restructuring and asset impairment costs	22,539	—			22,539			22,539

Operating income	26,115	61,386	(8,800)		78,701			78,701
Interest expense	44,786	16,360			61,146	$25,117	(u)	86,263
Interest income	6,871	—			6,871			6,871
Derivative financial instruments recovery	(4,484)	—			(4,484)			(4,484)

Income (loss) before income taxes and equity in net income of investee companies	(7,316)	45,026	(8,800)		28,910	(25,117)		3,793
Income tax expense	4,384	11,203	(3,080	)(k)	12,507	(8,791	)(v)	3,716

Income (loss) after income taxes	(11,700)	33,823	(5,720)		16,403	(16,326)		77
Equity in net income of investee companies	40	1,343			1,383			1,383
Minority interests (income)	(3,075)	77			(2,998)			(2,998)

Income (loss) from continuing operations	$(8,585)	$35,089	$(5,720)		$20,784	$(16,326)		$4,458

Basic Earnings Per Share
Income (loss) from continuing operations	$(0.19)				$0.24			$0.05

Diluted Earnings Per Share
Income (loss) from continuing operations	$(0.19)				$0.24			$0.05

Average number of shares outstanding:
Basic	44,677		41,229	(l)	85,906			85,906
Diluted	44,677		42,683	(l)	87,360			87,360

Cash Dividends Per Share	$0.300				$0.300			$0.300

See “Notes to Unaudited Condensed Combined Pro Forma Financial Data.”

Alliance One International and Subsidiaries

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF CONSOLIDATED INCOME

Nine Months Ended December 31, 2004

	Nine Months Ended December 31, 2004
(in thousands, except per share amounts)	DIMON Historical	Standard Historical	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Financing Adjustments		Pro Forma Combined, as Adjusted
Sales and other operating revenues	$992,166	$650,614			$1,642,780			$1,642,780
Cost of goods and services sold	843,824	548,355	$5,380	(i)	1,397,559			1,397,559

Gross profit	148,342	102,259	(5,380)		245,221			245,221
Selling, administrative and general expenses	92,312	68,081	1,220	(j)	161,613			161,613
Other income	(5,236)	(740)			(5,976)			(5,976)
Restructuring and asset impairment costs	1,977				1,977			1,977

Operating income	59,289	34,918	(6,600)		87,607			87,607
Interest expense	38,006	18,423			56,429	$14,946	(u)	71,375
Interest income	2,429	—			2,429			2,429
Derivative financial instruments recovery	(9,671)	—			(9,671)			(9,671)

Income (loss) before income taxes and equity in net income of investee companies	33,383	16,495	(6,600)		43,278	(14,946)		28,332
Income tax expense	11,016	3,015	(2,310	)(k)	11,721	(5,231	)(v)	6,490

Income (loss) after income taxes	22,367	13,480	(4,290)		31,557	(9,715)		21,842
Equity in net income of investee companies	122	700			822			822
Minority interests (income)	(277)	185			(92)			(92)

Income (loss) from continuing operations	$22,766	$13,995	$(4,290)		$32,471	$(9,715)		$22,756

Basic Earnings Per Share
Income from continuing operations	$0.51				$0.38			$0.26

Diluted Earnings Per Share
Income from continuing operations	$0.50				$0.37			$0.26

Average number of shares outstanding:
Basic	44,879		41,229	(l)	86,108			86,108
Diluted	45,426		42,021	(l)	87,477			87,477

Cash Dividends Per Share	$0.225				$0.225			$0.225

See “Notes to Unaudited Condensed Combined Pro Forma Financial Data.”

Notes to Unaudited Condensed Combined Pro Forma Financial Data

Note 1—Basis of Pro Forma Presentation

The unaudited condensed combined pro forma financial data have been prepared using the purchase method of accounting for the Merger and is based upon the historical financial statements of DIMON and Standard.

In accordance with rules for presentation of pro forma financial information, Standard historical amounts in the unaudited condensed combined pro forma statements of income have been reclassified to conform to financial reporting expected to be used prospectively by the combined company.

While DIMON and Standard have completed a preliminary review of their respective accounting and financial reporting policies, this review is ongoing and will continue throughout the integration process. Throughout that process, additional reclassifications or pro forma adjustments may be identified.

The unaudited condensed combined pro forma financial data are based on certain assumptions and adjustments as discussed in the following notes, including assumptions relating to the allocation of the consideration paid to Standard shareholders in connection with the Merger, based on previous historical acquisition activities of DIMON and preliminary estimates of the fair value of the assets and liabilities of Standard. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the consideration will be determined when all information is received, but not later than one year from the date of the completion of the Merger, and will be reflected in the combined company’s SEC filings for periods presented after the completion of the Merger.

The unaudited condensed combined pro forma financial data do not reflect the operating efficiencies or inefficiencies that may result from the completion of the Merger, any transition costs, restructuring costs or recognition of compensation expenses related to accelerated vesting of DIMON’s stock benefit plans, or other one-time charges that will be incurred in connection with integrating the operations of DIMON and Standard, and does not give effect to any possible divestitures that may be effected in order to obtain required regulatory approvals. Therefore, this unaudited condensed combined pro forma financial data is not necessarily indicative of results of operations or financial position that would have been achieved if the Merger and Refinancing Transactions had occurred at the beginning of the periods indicated, or the results of operations or financial position that Alliance One will experience after the Merger is completed. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited condensed combined pro forma financial data. Actual results could differ materially from these estimates and assumptions.

DIMON expects to implement a plan to integrate the operations of Standard after the Merger is completed. Due to legal limitations on the exchange of information between DIMON and Standard prior to the completion of the Merger, estimates of aggregate integration costs are based largely on preliminary estimates and ratios in comparable transactions, and may approximate $65.0 to $75.0 million, approximately 30% to 40% of which are expected to be non-cash in nature. These preliminary estimates may change as we continue the integration process. Certain costs incurred under this plan may result in a decrease to the consideration allocated to the Standard assets and liabilities to the extent that they relate to severance or relocation benefits paid to Standard employees or to certain costs incurred to exit activities of Standard that meet the criteria of EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” such as contract or lease termination penalties. To the extent that these costs do not meet the criteria of EITF No. 95-3, the amounts will be expensed by Alliance One in the period incurred, or capitalized as fixed assets. Because of the preliminary nature of the integration plan and its estimated costs, it is not possible to provide an estimate of the costs that will be reported as expenses in future statements of operations. Such estimated expenses include, among other things, consulting fees for integration services, travel related to integration activities, severance and related benefits of eliminated former DIMON positions, relocation of DIMON employees remaining with DIMON and hardware and software costs related to integration activities. Such estimated capitalized costs include, among other things, relocation of Standard equipment used in DIMON’s operations and renovation of DIMON facilities to accommodate the integration of Standard operations.

Upon completion of the merger, Alliance One intends to determine the fair value of the net assets of Standard. The purchase price will then be allocated to the fair value of Standard’s net assets, including identified intangible assets. For purposes of the unaudited condensed combined pro forma financial statements, preliminary values and lives have been assigned to these intangible assets consistent with the methodology used in DIMON’s previous acquisitions.

The calculation of purchase price and goodwill and other intangible assets is estimated as follows (in thousands, except per share data):

Value of DIMON common stock issued to Standard shareholders (based on the average closing price of DIMON common stock for the five trading days ranging from two days before to two days after the merger announcement):	$6.36
13,743 shares of Standard common stock to be exchanged at a ratio of 3 to 1	41,229

Total value of shares exchanged	$262,216
Conversion of outstanding options to purchase 261 shares of Standard common stock into options to purchase 783 shares of DIMON common stock, at fair value determined using the Black-Scholes valuation model	1,708
Professional fees	11,790

Assumed total purchase price	$275,714

Purchase price allocated to:
Net assets of Standard at December 31, 2004	$211,340
Less elimination of Standard goodwill	(9,003)
Add (subtract) fair value adjustments:
Inventory	15,000
Property, plant and equipment	82,521
Identified intangibles	20,000
Pension liabilities	(19,899)
Senior notes payable	(7,015)
Other accrued benefits	(3,013)
Deferred taxes	(100,919)
Goodwill	86,702

$275,714

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Standard’s net tangible and intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

Intercompany balances or transactions between DIMON and Standard were not significant. No pro forma adjustments were required to conform Standard’s accounting policies to DIMON’s accounting policies. Certain reclassifications have been made to conform Standard’s historical amounts to DIMON’s presentation.

DIMON and Standard have established a series of integration design teams across each regional and functional area that, with the assistance of an independent consultant, Booz Allen Hamilton, have created a detailed integration plan. As a result of this process, we believe that through the merger we can realize over $60.0 million in annual pre-tax cost savings through the rationalization of processing capacity and the elimination of duplicative regional and corporate overhead, including the closure or conversion to storage of a minimum of six of our processing facilities and a headcount reduction of approximately 1,300 employees. We expect to implement substantially all of our proposed cost savings initiatives and to realize 65% of our annual cost savings in the first full year after the closing of the merger ($39.0 million), with 100% realized in the second full year.

Note 2—Preliminary Consideration Allocation and Related Adjustments

Under the purchase method of accounting, DIMON will allocate the consideration received by Standard to the assets and liabilities of Standard. The allocation set forth in Note 1 above is preliminary. The pension and postretirement obligations reflect determinations as of March 31, 2004 with no adjustments for future settlements, curtailments or the effect, if any, resulting from the completion of the Merger. Such actions could have an adverse effect on the financial condition of DIMON.

The allocation of consideration to acquired identifiable intangible and tangible assets is preliminary, is subject to the outcome of studies and evaluations to be performed by independent valuation consultants which will be finalized after completion of the merger, is based on preliminary expectations of the types and amounts of these assets to be acquired and is made only for the purpose of presenting the unaudited condensed combined pro forma financial data. The residual amount of the consideration has been allocated to goodwill. The actual amounts recorded after the merger is completed may differ materially from the pro forma amounts presented herein.

Note 3—Elimination of Standard’s Historical Assets and Liabilities

Under the purchase method of accounting, the historical book value of goodwill and deferred taxes will be eliminated upon the completion of the Merger and the other acquired assets and assumed liabilities and unrecorded intangibles will be reevaluated following the completion of the Merger as described in Note 4 below. Deferred taxes will then be established based upon the differences between the recorded bases of assets and liabilities and their tax bases. Any purchase price in excess of the recorded fair value of identified assets and liabilities, net of related deferred taxes, will be ascribed to goodwill. In addition, the total stockholders’ equity of DIMON will be increased as described in Note 4 below.

Note 4—Adjustments to Reflect the Pro Forma Combination of DIMON and Standard

The pro forma adjustments related to the Merger included in the unaudited condensed combined pro forma financial statements are as follows:

Balance Sheet

(a)—Inventories

Packed inventory is estimated at the fair market value which is the estimated selling price less the sum of the (a) cost of disposal and (b) reasonable profit allowance for the selling effort. Inventory in process is estimated at the fair market value which is the estimated selling price less the sum of (a) costs to complete, (b) costs of disposal and (c) a reasonable profit margin for the completing and selling effort.

(b)—Goodwill and Other Intangibles

Adjustment to eliminate Standard’s historical goodwill and to reflect intangible assets with indefinite lives at a preliminary estimate of fair value and to record the residual amount of the consideration as goodwill.

The preliminary purchase price allocation, for pro forma purposes, resulted in an estimated $20.0 million of identifiable intangible assets with definite lives. Amortization of these intangible assets will be recognized in the income statement using a straight line method over a term of ten years. The pro forma amortization expense resulting from the $20.0 million of identifiable intangible assets was $1.5 million for the nine months ended December 31, 2004 and $2.0 million for the twelve months ended March 31, 2004 and the twelve months ended December 31, 2004.

(c)—Property, Plant & Equipment

Adjustment to record the preliminary estimate of the fair value of Standard’s property, plant and equipment.

(d)—Accounts Payable and Accrued Liabilities

Adjustment to reflect estimated unpaid transaction costs and certain other accrued benefits of Standard at a preliminary estimate of their fair values.

(e)—Other Long Term Assets and Long Term Debt

Adjustments to reflect the long term debt of Standard at a preliminary estimate of fair value, which include the write off of capitalized financing fees of $5.0 million included in other long term assets and an increase of $2.0 million in the fair value of long-term debt.

(f)—Compensation and Other Benefits

Adjustment to reflect the long term pension liabilities of Standard at a preliminary estimate of fair values, including recognition of net pension benefits obligations and post retirement health and welfare benefits.

(g)—Deferred Income Taxes

The pro forma adjustment to deferred tax assets and liabilities represents the difference between the pro forma fair value of assets acquired and liabilities assumed, including a provision of $71.7 million for the undistributed earnings of foreign subsidiaries, and their historical carryover tax basis using DIMON’s expected statutory tax rate of 35%.

(h)—Shareholders’ Equity

Adjustments to Shareholders’ Equity:

To eliminate Standard’s historical Shareholders’ Equity	$(211,340)
Assumed total purchase price	275,714
Less transaction costs	(11,790)

Net adjustment to Shareholders’ Equity	$52,584

Income Statement

(i)—Cost of Goods and Services Sold

Adjustment to record depreciation expense resulting from the fair value adjustment to property, plant and equipment as noted in (c) above.

(j)—Selling, Administrative and General Expenses

Adjustment to record the amortization of intangibles as noted in (b) above, the amortization of certain fees related to the merger and for the depreciation expense resulting from the fair value adjustment to property, plant and equipment as noted in (c).

(k)—Income Tax Expense

The pro forma adjustment to provision for (benefit from) income taxes represents the application of an expected effective rate of 35.0% to the pro forma adjustments. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had DIMON and Standard filed consolidated income tax returns during the periods presented.

(l)—Average Number of Shares Outstanding

The pro forma earnings per share reflect the weighted average number of DIMON shares that would have been outstanding had the transaction occurred at the beginning of the periods presented. Standard shares outstanding were converted at the exchange ratio of three to one.

(m)—Prepaid Expenses and Other

Represents capitalized acquisition costs on DIMON’s historical balance sheet. Upon consummation of the merger, these costs will be included in goodwill.

Note 5—Adjustments to Reflect the Refinancing Transactions

The pro forma adjustments related to the Refinancing Transactions included in the unaudited condensed combined pro forma financial statements are as follows:

(n)—Cash

Adjustment reflects $15.0 million of cash that will be used to pay DIMON’s professional fees and expenses incurred in connection with the Merger and approximately $4.3 million of excess cash that will be used to repay borrowings under our existing senior credit facility incurred after December 31, 2004.

(o)—Other Long-Term Assets

Adjustment to record the write-off of DIMON’s capitalized financing costs of $19.5 million for all its indebtedness being repaid and $17.1 million of fees and expenses incurred in connection with the Refinancing Transactions that will be amortized over the respective terms of the new debt instruments.

(p)—Short-Term Borrowings

Adjustment to record the repayment of the $117.1 million of outstanding borrowings under Standard’s existing senior credit facility as of December 31, 2004.

(q)—Long-Term Debt

Adjustment to record the repayment of:

•	the $3.6 million outstanding under DIMON’s existing senior credit facility as of December 31, 2004;

•	$196.5 million principal amount of DIMON’s 9 5/8% senior notes due 2011;

•	$124.6 million principal amount of DIMON’s 7 3/4% senior notes due 2013;

•	$73.3 million principal amount of DIMON’s 6 1/4% convertible subordinated debentures due 2007; and

•	$143.7 million principal amount of Standard’s 8 % senior notes due 2012.

The adjustment also reflects the incurrence of:

•	$315.0 million principal amount of new 11% senior notes offered hereby;

•	$150.0 million principal amount of our new senior secured term loan A, which accrues interest at LIBOR plus 2.75%;

•	$200.0 million principal amount of our new senior secured term loan B, which accrues interest at LIBOR plus 3.25%;

•	$100.0 million principal amount of our new 12 3/4% senior subordinated notes, which is reflected on the balance sheet at $90.0 million to reflect the 10% original issue discount; and

•	a $1.4 million adjustment to reflect the long term debt of DIMON at a preliminary estimate of fair value.

This adjustment does not reflect anticipated $60.0 million of anticipated borrowings under the revolving credit portion of our new senior secured credit facility that will be used to repay approximately $79.9 million of borrowings under DIMON’s existing senior credit facility that were incurred after December 31, 2004.

(r)—Compensation and Other Benefits

Adjustment to record the write off of the fair market value of DIMON’s interest rate swap related to debt being repaid.

(s)—Deferred Income Taxes

Adjustments to record the deferred tax benefit associated with $59.8 million in premiums estimated to be paid in the tender offer for DIMON’s and Standard’s existing senior notes; and the write off of $19.5 million of capitalized financing costs for the DIMON debt being repaid described in note (q) above.

(t)—Shareholders’ Equity

Adjustments to Shareholders’ equity include:
After-tax DIMON tender and call premiums	$26,081
After-tax Standard tender premiums	12,775
After-tax write-off of existing DIMON consent fee/existing revolving credit and bond issuance costs	12,706

$51,562

(u)—Interest Expense

Adjustment to record the increase in interest expense payable as a result of the Refinancing Transaction, including interest expense relating to the notes offered hereby, our new $100.0 million senior subordinated notes, our new $150.0 million senior secured term loan A, our new $200.0 million senior secured term loan B and our other indebtedness, including our seasonal operating lines of credit, and interest expense arising from the amortization of capitalized expenses relating to the Refinancing Transactions. This adjustment does not include interest expense generated from the extinguishment of interest rate swaps associated with the debt being repaid.

Pro forma interest expense is based on assumed interest rates for our variable rate indebtedness. Actual interest rates on these borrowings may be different from the assumed rates. An increase in the assumed interest rate on our variable rate indebtedness of .125% would result in an increase in interest expense of $0.8 million and $0.9 million, and a decrease in the assumed interest rate of ..125% would result in a decrease in interest expense of $0.8 million and $0.9 million, for the nine month period ended December 31, 2004 and the twelve month period ended March 31, 2004 respectively.

(v)—Income Tax Expense

Adjustment to reflect the deferred tax benefit of the increased interest expense described in note (u) above.

(c)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Alliance One International, Inc., dated May 13, 2005. *

3.2	Amended and Restated Bylaws of Alliance One International, Inc., dated May 13, 2005. *

4.1	Indenture, dated May 13, 2005, governing the 11% Senior Notes due 2012. *

4.2	Indenture, dated May 13, 2005, governing the 12 ¾% Senior Subordinated Notes due 2012. *

10.1	Credit Agreement, dated May 13, 2005, among Alliance One International, Inc. and Intabex Netherlands B.V. as Borrowers, DIMON International AG, as a Guarantor, the Lenders from time to time parties thereto, Wachovia Bank, National Association, as Administrative Agent, ING Bank N.V., London Branch, as Syndication Agent and ABN AMRO Bank N.V., Deutsche Bank AG New York Branch, and Societe Generale, as Documentation Agents. *

10.2	Registration Rights Agreement, dated May 13, 2005. *

23.1	Consent of Deloitte & Touche LLP. **

99.1	Alliance One International, Inc. press release, issued on May 13, 2005, announcing the closing of the Merger. *

*	Filed previously.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE ONE INTERNATIONAL, INC.
(Registrant)

Date: June 1, 2005	BY:	/s/ JAMES A. COOLEY
James A. Cooley
Executive Vice President - Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of DIMON Incorporated, dated May 13, 2005. *

3.2	Amended and Restated Bylaws of Alliance One International, Inc., dated May 13, 2005. *

4.1	Indenture, dated May 13, 2005, governing the 11% Senior Notes due 2012. *

4.2	Indenture, dated May 13, 2005, governing the 12 ¾% Senior Subordinated Notes due 2012. *

10.1	Credit Agreement, dated May 13, 2005, among Alliance One International, Inc. and Intabex Netherlands B.V. as Borrowers, DIMON International AG, as a Guarantor, the Lenders from time to time parties thereto, Wachovia Bank, National Association, as Administrative Agent, ING Bank N.V., London Branch, as Syndication Agent and ABN AMRO Bank N.V., Deutsche Bank AG New York Branch, and Societe Generale, as Documentation Agents. *

10.2	Registration Rights Agreement, dated May 13, 2005. *

23.1	Consent of Deloitte & Touche LLP. **

99.1	Alliance One International, Inc. press release, issued on May 13, 2005, announcing the closing of the Merger. *

*	Filed previously.

**	Filed herewith.